UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WillScot Mobile Mini Holdings Corp.
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4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008
(480) 894-6311
www.willscotmobilemini.com
Dear Fellow Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of WillScot Mobile Mini Holdings Corp., virtually via webcast, on June 11, 2021, at 9:00 a.m., Pacific Daylight Time. 2020 was a transformational and exciting year for WillScot Mobile Mini. It is my privilege as Chairman of the Board to share a few highlights with you.
•Executed Transformational Merger. WillScot and Mobile Mini merged on July 1, 2020, a combination of equals that leverages the complementary strengths of these outstanding businesses. The Board is pleased with the steps management has taken to solidify the Company’s long-term structure, align incentives, advance integration, and create value. The Company is well positioned to execute the next phase of its growth.
•Outperformed In Unprecedented Operating Environment. The Company was resilient as COVID-19 spread across the world, reacting quickly to reduce capital expenditures and variable costs. As part of the Board’s risk oversight function, management communicated with the Board frequently and efficiently during the crisis. The Company’s strong financial results demonstrate the effectiveness of these efforts.
•Updated Corporate Governance. The Board took further steps to improve the Company’s corporate governance. Notable updates include conversion of all prior outstanding common stock classes to a single class of Common Stock, a recommendation to declassify the Board structure by 2024 subject to a vote by shareholders, and we have commenced strategic planning in pursuit of environmental, social, and governance best practices across the organization. The Board continually reviews and updates its policies in order to pursue high standards of corporate governance.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 12, 2021 are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors without specific instructions from you on how to vote. In order for your vote to be counted, please ensure to submit your vote to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our company.
Sincerely,
Erik Olsson
Non-Executive Chairman of the Board

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.” This meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 11, 2021, at 9 a.m. Pacific Daylight Time	www.virtualshareholdermeeting.com/WSC2021 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 12, 2021	Holders of WillScot Mobile Mini’s Common Stock at the close of business on April 12, 2021
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will vote as soon as possible. You can vote at the annual meeting by attending the live webcast or by proxy. Registered holders may vote their shares by mail, while beneficial owners may vote by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares.

By Telephone		By Internet		By Mail
(	You can vote your shares by calling 1-800-690-6903	:	You can vote your shares online at www.proxyvote.com	*	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation

PROPOSAL 1	Elect four Class I directors to the Board of Directors to serve until the 2024 annual meeting of stockholders or until their successors are elected and qualified.	FOR the listed nominees

PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR

PROPOSAL 3	Approve by advisory vote, the compensation of our named executive officers.	FOR

PROPOSAL 4	Approve amendments to the Amended and Restated Certificate of Incorporation (“A&R Charter”) of the Company to declassify the Board of Directors.	FOR

Transact any other business that may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.

By Order of the Board of Directors

Christopher J. Miner
Executive Vice President and Chief Legal Officer

WILLSCOT MOBILE MINI HOLDINGS CORP.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 11, 2021

We are sending you these proxy materials in connection with WillScot Mobile Mini’s solicitation of proxies, on behalf of its Board of Directors, for the 2021 annual meeting of stockholders. Physical distribution of these materials is expected to begin on or prior to May 24, 2021, as requested.

RECENT COMPANY AND LEADERSHIP DEVELOPMENTS
On July 1, 2020 (the “Merger Date”), WillScot Corporation (“WillScot Corporation” or “WillScot”), through a subsidiary, completed a merger (the “Merger”) with Mobile Mini, Inc. (“Mobile Mini”), pursuant to an Agreement and Plan of Merger dated as of March 1, 2020, as amended on May 28, 2020 (the “Merger Agreement”). Immediately following the Merger, the combined company changed its name to WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) and filed an amended and restated certificate of incorporation, which reclassified all outstanding shares of WillScot Class A common stock and converted such shares into shares of common stock, par value $0.0001 per share (the “Common Stock”), of WillScot Mobile Mini. WillScot Mobile Mini is the holding company for the Williams Scotsman and Mobile Mini operating companies. A more detailed description of the Merger can be found in the Current Reports on Form 8-K that we filed with the SEC on July 1, 2020.
In connection with the Merger and as contemplated by the Merger Agreement, on March 1, 2020, each of the members of WillScot Corporation’s Board of Directors delivered executed letters of resignation to take effect on the Merger Date. In connection with the Merger and effective as of the Merger Date, the Board of WillScot Mobile Mini was comprised of 11 directors: (i) six directors designated by WillScot Corporation and (ii) five directors designated by Mobile Mini. The appointees from the WillScot Corporation were Gerard E. Holthaus, who serves as Lead Independent Director to the Board, Mark S. Bartlett, Jeff Sagansky, Bradley L. Soultz, Gary Lindsay and Stephen Robertson. The appointees from Mobile Mini were Erik Olsson, who serves as Chairman of the Board, Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, and Michael W. Upchurch.
On the Merger Date, TDR Capital LLP and certain of its affiliates (the “TDR Parties”) entered into a shareholders agreement with WillScot Mobile Mini (the “Shareholders Agreement”) that provides for, among other things, (a) certain TDR Parties' right to nominate (i) two directors to WillScot Mobile Mini’s Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of the Company’s Common Stock and (ii) one director to WillScot Mobile Mini’s Board for so long as the TDR Parties beneficially own at least 5%, but less than 15%, of the issued and outstanding shares of the Company’s Common Stock, (b) certain standstill obligations of the TDR Parties with respect to the Company’s Common Stock, and (c) certain restrictions on the TDR Parties' ability to transfer shares of the Company’s Common Stock. Two of the WillScot Corporation Appointees, Gary Lindsay and Stephen Robertson, were chosen by the TDR Parties as members of the Company’s Board.
In connection with the Merger and effective on the Merger Date, Bradley L. Soultz, the Chief Executive Officer of WillScot Corporation, became the Chief Executive Officer of the Company, Kelly Williams, the President and Chief Executive Officer of Mobile Mini, became the President and Chief Operating Officer of the Company, Timothy Boswell, the Chief Financial Officer of WillScot Corporation, became the Chief Financial Officer of the Company, Christopher Miner, the General Counsel of Mobile Mini, became the Executive Vice President and Chief Legal Officer of the Company, and Hezron Lopez, the Vice President, General Counsel and Secretary of WillScot Corporation, became the Chief Human Resources Officer of the Company.
As of the Merger Date, the Company's headquarters was relocated to Phoenix, Arizona.
On February 25, 2021, the Company announced that Kelly Williams, its President and Chief Operating Officer, will leave the Company on July 31, 2021. For additional information, please see “Executive Compensation—Employment Agreements.”

NOTABLE CORPORATE GOVERNANCE UPDATES AND CHANGES
In connection with the Merger and with the affirmative vote of our stockholders, as of the Merger Date, we adopted the Company’s Amended and Restated Charter (“A&R Charter”) and the Company’s Amended and Restated Bylaws, (as subsequently amended on February 24, 2021, the “A&R Bylaws”) to define our governance practices. We also took other governance-related actions. Of note, we implemented the following as of the Merger Date or subsequent thereto:
•Conversion and reclassification of all WillScot Class A Common Stock to Common Stock;
•Conversion and elimination of WillScot Class B Common Stock;
•Supermajority approval of the Board for certain corporate actions;
•Related Party Transactions Committee and Charter;
•Revised, more robust Securities Trading Policy;
•The creation of the Lead Independent Director;
•Clearer and more comprehensive provisions regarding stockholder recommendations for directors, director nominations, and business to be brought before annual meetings;
•Clearer and more comprehensive provisions regarding the selection (as applicable) and responsibilities of the Chairman of the Board;
•Anti-hedging and anti-pledging policy applicable to all employees;
•A compensation clawback policy;
•Comprehensive stock ownership guidelines for directors and senior management;
•Various changes to reflect best practices in light of current environmental, social, and governance (“ESG”) considerations and standards, across all pertinent corporate governance documents and policies;
•Board approved oversight of ESG as a primary responsibility of the Nominating and Corporate Governance Committee;
•Oversight of human capital planning as a primary responsibility of the Compensation Committee;
•More inclusive and robust provisions regarding the consideration of diversity in identifying nominees to serve on the Board; and
•12-month minimum vesting for equity awards, including grants in connection with Board member compensation.
We have also included a proposal in this Proxy Statement to declassify the Board by 2024.
On February 24, 2021, the Board of Directors unanimously approved an amendment and restatement of the Company’s bylaws to remove the requirement that the Company “shall” have a President and Chief Operating Officer, providing instead that the Company “may” appoint either of these roles.
On February 25, 2021, the Company announced that Kelly Williams, its President and Chief Operating Officer, will leave the Company on July 31, 2021. The Company and Mr. Williams entered into a transition, separation and release agreement on February 25, 2021 relating to his transition and ultimate departure from the Company. Mr. Williams will support the Company in all matters relating to the orderly transition of his duties and responsibilities. Furthermore, in conjunction with the separation agreement, the Company received an extension of Mr. Williams’ non-compete obligation from 2 years to 3 years; an extension of Mr. Williams’ non-solicitation obligation from 2 years to 5 years; and a clawback right in the event Mr. Williams breaches the aforementioned obligations. For additional information, please see “Executive Compensation—Employment Agreements.”

CORPORATE AND COMPENSATION GOVERNANCE HIGHLIGHTS
We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A summary of our compensation and governance practices appears below:

We do				We do not
✓	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✓	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups

✓	Have pre-established performance goals that are aligned with creation of stockholder value	✓	Have Board oversight of ESG and other sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees

✓	Conduct market comparison of executive compensation against a relevant peer group	✓	Elect directors by majority vote	X	Allow pledging of our securities by directors, officers or other employees

✓	Have double-trigger vesting for equity awards in the event of a change in control	✓	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unearned performance-based awards

✓	Have an equity plan dilution within market practices	✓	Split the roles of Chairman and Chief Executive Officer	X	Pay dividends on unvested Time-Based awards

✓	Have stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✓	Perform annual Board and committee self-evaluations	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date

✓	Have a clawback policy that authorizes recovery of cash and equity incentive compensation	✓	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	X	Reprice or buy-out underwater stock options without stockholder approval

✓	Have cash severance within market practices	✓	Perform an annual review of a CEO succession plan	X	Conduct buy-outs of underwater stock options

✓	Provide senior executives generally the same benefits as full-time employees	✓	Perform an annual review of senior management	X	Provide reload provisions in any stock option grant

✓	Mitigate undue risks, particularly by annual review of plans, policies and practices	✓	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Provide defined benefit pension plans for executives

✓	Have an independent compensation consultant advising the Compensation Committee	✓	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee	X	Have any significant perquisites

✓	Have a plan to eliminate the classified board structure by 2024	✓	Have a Related Party Transaction Committee comprised of independent directors

STOCKHOLDER ENGAGEMENT
We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance and compensation, and our Lead Independent Director and Chairman of the Board have historically personally reached out to stockholders as part of our outreach program. We believe that stockholder feedback is vital, and we highly value the information we glean from these engagements. As stewards of good corporate governance, our Compensation Committee evaluates the design of our executive compensation program based on market conditions, metrics that drive the performance the Company desires, stockholder views, input from a third-party compensation consultant and other governance considerations.
HUMAN CAPITAL MANAGEMENT
As of December 31, 2020, we employed approximately 4,300 people worldwide, the majority of which are full time. Of these employees, approximately 3,800 are employed in North America (including Canada and Mexico) and approximately 370 are employed in the UK, and approximately 100 are employed in Mexico. We have collective bargaining agreements in portions of our Mexico-based operations representing approximately 2% of our worldwide employees. Approximately 86% of employees work in our 275 branch locations and additional drop lots, while 14% serve in various corporate functions. We have not experienced a strike or significant work stoppage, and we consider our relations with the labor unions and employees to be good.
In the Merger, we combined workforces of approximately 2,411 and 1,958 employees and added to our footprint in the United Kingdom and increased our footprint in North America.
The Chief Human Resources Officer along with other members of our executive leadership team, and with guidance from the Company’s Board, develop and execute the Company’s human capital strategy. This includes attracting, acquiring, developing, protecting and engaging talent to deliver on the Company’s strategy, designing employee compensation and benefits programs and developing and integrating the Company’s inclusion and diversity (“I&D”) initiatives.
We believe that our people are our most valuable asset. Our Company values are lived through our employees, acknowledged by our vendors and aligned to the needs of our customers and communities. Our values provide the basis of our approach to human capital management as well as how we treat our stakeholders.
Company Values
•Dedicated to Health & Safety: We are subject to certain environmental, health and safety and other laws and regulations in countries, states or provinces, and localities in which we operate. The Company’s health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of the Company’s operations. We take responsibility for our own well-being and for those around us. Health and safety are first, last and everything in-between.
•Committed to Inclusion & Diversity: We are stronger together when we celebrate our differences and strive for inclusiveness. We believe that a rich culture of inclusion and diversity enables us to create, develop and fully leverage the strengths of our workforce to exceed customer expectations and meet our growth objectives. We encourage collaboration and support the diverse voices and thoughts of our employees and communities.
•Driven to Excellence: We measure success through our results and achievement of our goals. We continuously improve ourselves and our products and services in pursuit of maximizing stockholder value.
•Trustworthy & Reliable: We hold ourselves accountable to do the right thing especially when nobody’s looking.
•Devoted to Our Customers: We anticipate the growing needs of our customers and strive to exceed their expectations and make it easy to do business with us.
•Community Focused: We actively engage in the communities we serve and deliver sustainable solutions.
Inclusion and Diversity (I&D)
We encourage and empower the diverse voices and contributions of our stakeholders to drive increased market share and global value. In 2020, we established a role in our Human Resources Department to lead our I&D efforts globally. Our developing Inclusiveness Resource Teams are established to support our employees and provide opportunities for exposure, development and contribution to the organization. We expect to achieve the Company’s aspirations by (i) having regular board oversight of the Company’s I&D efforts, and (ii) improving I&D initiatives throughout the complete lifecycle of employee engagement (from recruitment, through development and advancement).
COVID-19 Safety Protocols
Our business, along with the rest of the world, faced unprecedented challenges in 2020 due to the impact of COVID-19. We remained dedicated to protecting the health and safety of our employees and customers and adjusted our business to meet various country, state and local requirements. We are considered an “essential business” and our employees are considered “essential workers”. We have continued to service our customers throughout the pandemic, while implementing health and safety protocols to protect our visitors, employees, and customers.

We follow US Centers for Disease Control and Prevention and/or applicable country, state and local guidelines at the locations where we operate. To comply with public health guidance and reduce the risk of COVID-19 transmission, visitors, customers, and employees are required, prior to commencing work at our facilities and offices each day, to check their temperature and complete a daily symptom certification that is documented and reviewed by our COVID team members. We provide masks and hand sanitizer to our visitors, customers, and employees, as well as require adherence to appropriate social distancing practices and regularly recurring cleaning/ sanitization protocols at our locations. COVID-19 testing for employees is covered by insurance and we actively track key COVID metrics.
Health and Wellness
The health and wellness of WillScot Mobile Mini employees is an extremely important facet of our workplace environment. We offer several health and wellness incentives to our employees. Our employee assistance program provides a variety of services to employees in need and was especially important during 2020 as COVID-19 impacted our workforce in different ways. We responded to the pandemic by continuing to prioritize employee health and safety as we conducted our business.
OUR APPROACH TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We are committed to upholding the highest standards when it comes to our environmental and social responsibilities, as well as the safety of our employees and our business partners. The principal products we provide to our customers are long-lived, reusable and renewable assets that produce minimal waste. Our Board, at the direction of its Nominating and Corporate Governance Committee, is actively involved in the development of our ESG strategy and approach. In 2020, we conducted an assessment of our readiness to pursue an ESG strategy with the goal of determining our focus areas and develop a strategy by early 2022. Over the next several years, we will focus on numerous initiatives in the areas of environmental, social and governance, including the following focus areas, which will lead to our formal strategy roll out by early 2022:
Focus Areas
•Environmental:
◦Reduce greenhouse gas emissions as part of our operations
◦Reduce waste delivered to landfills
◦Improve energy efficiency of our products over time
•Social
◦Improve inclusion & diversity across the organization
◦Focus on community partnering across all of our locations
◦Remain diligent in placing safety first & always
◦Improve health & wellness opportunities for all our employees
◦Improve customer engagement & relations
•Governance
◦Continue to align our corporate governance structure with our ESG strategy
◦Improve the diversity of our Board and management

CORPORATE GOVERNANCE
Members of our Board of Directors

				Committee Membership
Name and Principal Occupation	Age	Position	Term Expires	Audit	Comp.	Nom. / Gov.	Rel Party Trans
Mark S. Bartlett(2)	70	Director (Class III)	2023	☒	x		x
Certified public accountant
Sara R. Dial(1)(2)	57	Director (Class I)	2021		☒	x
President and CEO, Sara Dial & Associates
Jeffrey S. Goble(2)	60	Director (Class II)	2022		x	x	☒
CEO and Founder, Providien, LLC
Gerard E. Holthaus(1)(2)	71	Lead Independent Director (Class I)	2021	x		☒	x
Lead independent director
Gary Lindsay(1)	41	Non-Independent Director (Class I)	2021
Partner, TDR Capital LLP
Kimberly J. McWaters(1)(2)	56	Director (Class I)	2021	x			x
President and CEO, Fresh Start Women’s Foundation
Erik Olsson	58	Non-Independent Chairman of the Board (Class III)	2023
Chairman of the Board
Stephen Robertson	61	Non-Independent Director (Class II)	2022
Co-Founder TDR Capital LLP
Jeff Sagansky(2)	69	Director (Class II)	2022		x	x	x
Chairman and CEO, Diamond Platinum Eagle Acquisition Corp.
Bradley L. Soultz	51	Non-Independent Director (Class III)	2023
President and CEO of Company
Michael W. Upchurch(2)	60	Director (Class III)	2023	x			x
Executive Vice President and Chief Financial Officer for Kansas City Southern
(1) Director standing for re-election at the Annual Meeting
(2) Independent Director
(☒) Chairperson of the committee

Information about our Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2020
Full Board	11	7	13
Audit Committee	4	4	10
Compensation Committee	4	4	5
Nominating and Corporate Governance Committee	4	4	4
Related Party Transaction Committee	6	6	2

EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 32 of this proxy statement.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2020 Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

Short-Term Cash Incentive (“STIP”)	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula
Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization (“Adjusted EBITDA”), Lease Revenue Delivered, Value-Added Products and Services (“VAPS”)(1) Revenue Delivered and for our CEO and CFO, related individual goals

Performance-Based RSUs(2)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index(3)

Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

(1) Lease Revenue Delivered and VAPS were not included in 2020 for Kelly Williams, our President and Chief Operating Officer and Christopher Miner, our Chief Legal Officer. Messrs. Williams’ and Miner’s 2020 STIP was determined based on Mobile Mini’s consolidated adjusted EBITDA performance for the second half of 2020 (Q3 and Q4).
(2) The 2020 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.

(3) Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the relative total stockholder return ("TSR") of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years. Additionally the Company adjusted performance range from 25% through 75% to 25% through 85% and payout range from 50% through 150% to 50% through 200%, respectively (with achievement of 85% performance required for a 200% payout).
Pay Decisions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2020 are set forth below.
In connection with the Merger, we entered into new employment agreements with our executives providing new base compensation and retention and incentive arrangements post-Merger. We entered into employment agreements with Bradley L. Soultz, the Chief Executive Officer of WillScot Corporation, who became the Chief Executive Officer of the Company, Kelly Williams, the President and Chief Executive Officer of Mobile Mini, who became the President and Chief Operating Officer of the Company, Timothy Boswell, the Chief Financial Officer of WillScot Corporation, who became the Chief Financial Officer of the Company, Hezron Lopez, the Vice President, General Counsel and Secretary of WillScot Corporation, who became the Chief Human Resources Officer of the Company and Christopher Miner, the General Counsel of Mobile Mini who became the Chief Legal Officer of the Company, which became effective upon and were subject to the completion of the Merger. The Boards of Directors and the Compensation Committees of WillScot Corporation and Mobile Mini, Inc. were involved in the process of implementing those agreements, and in doing so, the Compensation Committee followed steps similar to those that it followed for WillScot Corporation executives prior to the Merger.
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2020 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2020 Compensation Actions

Base Salary (Page 38)	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2020, ranging from 6.3% to 23.5%, to reflect role and responsibility changes and increases, respectively; strong Company and individual performance; and for improved alignment with market compensation levels on a post-Merger basis.

Short-Term Cash Incentive (“STIP”) Compensation (1) (Page 38)	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards ranging from 115% to 127% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered below target). Individual Performance for both our CEO and CFO was 200% of target. However, our CEO agreed to forgo his 200% attainment related to his individual performance given the impact of COVID-19 on Company employees and in order to align, at 115%, with the broader group of corporate executives whose payouts were at the 115% level. Additionally, our CFO agreed to forgo 50% of his 200% attainment in order to align with other executives. Further in 2020, the CEO delayed the effectiveness of his merit increase from March to July in recognition of the impact of COVID-19 on the business and employees.

Long-Term Equity Incentive Compensation(2)(3) (Page 40)
•2020 annual equity-based awards consist of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and serve our talent retention objectives
•Special awards for retention purposes

•The equity award mix, based on the grant date fair value, consists of 60% Performance-Based RSUs and 40% Time-Based RSUs for the CEO and CFO and is equally weighted between Performance-Based RSUs and Time-Based RSUs for the other named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (2020 - 2022).
•Time-Based RSUs vest over four years, in equal annual installments.

(1) Lease Revenue Delivered and VAPS were not included in 2020 for Kelly Williams, our President and Chief Operating Officer and Christopher Miner, our Chief Legal Officer. Messrs. Williams’ and Miner’s 2020 STIP was determined based on Mobile Mini’s consolidated adjusted EBITDA performance for the second half of 2020 (Q3 and Q4).
(2) The 2020 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(3) Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the relative total stockholder return ("TSR") of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years. Additionally the Company adjusted performance range from 25% through 75% to 25% through 85% and payout range from 50% through 150% to 50% through 200%, respectively (with achievement of 85% performance required for a 200% payout).

Pay Mix
Because we believe we should base the compensation of our most senior executives on our overall performance, a significant amount of our executives’ pay is incentive-based and therefore at risk. In 2020, as shown in the following chart, performance-linked components (STIP and long-term incentive compensation) were 81% of the CEO's target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 66% of the average target total direct compensation opportunity for the other named executive officers.

2020 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
—%
57%
24%
19%
43%
23%
34%
CEO
Other Named Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to elect four Class I directors to the Board of Directors for a three-year term.
C	Voting Recommendation: FOR the election of each of the Board’s director nominees named in the Proxy Statement.
Board Structure
Our Board consists of eleven members and is divided into three classes: Class I, Class II, and Class III. Pursuant to the terms of the Merger, each Class I director, Class II director and Class III director has been elected to an initial term to expire at the first, second, and third annual meeting of stockholders following the Merger Date, respectively. Upon the expiration of the initial terms for each class of directors, the directors of each class will be elected for a term of three years. The division of our Board into staggered classes may delay or prevent a change of control of our management or our Company.
The Board currently consists of eleven directors as follows:
Class I (Term expiring in 2021): Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;
Class II (Term expiring in 2022): Mr. Goble, Mr. Robertson and Mr. Sagansky; and
Class III (Term expiring in 2023): Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr. Upchurch.
Our current Class I directors, Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters, have been re-nominated by our Board to serve as Class I directors and have each agreed to stand for reelection. Each director elected at the Annual Meeting will serve for a term ending on the date of the third annual meeting of stockholders following his or her election and until his or her successor is elected and has been qualified, or until his or her earlier death, resignation, or removal. As noted above, at the Merger Date, the TDR Parties entered into the Shareholders Agreement with WillScot Mobile Mini that provides for, among other things, certain TDR Parties' right to nominate (i) two directors to WillScot Mobile Mini’s Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of the Company’s Common Stock and (ii) one director to WillScot Mobile Mini’s Board for so long as the TDR Parties beneficially own at least 5%, but less than 15%, of the issued and outstanding shares of the Company’s Common Stock. Gary Lindsay is one of the nominees of the TDR Parties.
As noted in Proposal No. 4 below, we are seeking stockholder approval to amend our A&R Charter in order to de-classify our Board. If our stockholders approve Proposal No. 4, the classified board structure would phase out over the next three years such that all directors would be up for election on an annual basis beginning at the 2024 Annual Meeting.
Director Nominations
Process for Nominating Directors
The Nominating and Corporate Governance Committee (the “Governance Committee”) solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
The Board values diversity of talents, skills, abilities and experiences and believes that Board diversity of all types provides significant benefits to the Company. The Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates.
The Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our A&R Bylaws. Deadlines for stockholder nominations for WillScot Mobile Mini’s 2022 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2022 Annual Meeting” section on page 58.
Relevant Director Skills
The Board believes that our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The relevant skills, experiences, attributes and/or qualifications are described below.

&	Leadership	Executive experience managing business operations and strategic planning allows Board members to effectively oversee our Company’s complex operations.

8	Finance	Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our Company’s financial position and results and the accurate reporting thereof and to assess the strategic objectives.

%	Industry	Experience in or with the specialty rental services industry, including modular space and portable storage products and services, allows Board members to evaluate our Company’s business model and strategies and the industry in which we compete.

6	Strategy	Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our Company’s management team.

O	Independence	Independence under both the SEC regulations and Nasdaq listing standards is a vital component of our governance practices.

:	Public Company	Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our Company.
Director Nominee Biographies & Qualifications
The Board has nominated the four individuals below to stand for election for a three-year term expiring at the annual meeting of stockholders in 2024. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.
The Board of Directors Unanimously Recommends That You Vote FOR the Following Four Nominees of the Board of Directors.

Sara R. Dial
Independent	Key Skills and Qualifications:

Director Since: 2020 Director Class: I Term Expires: 2021 Age: 57	&	Leadership	6	Strategy	O	Independence

	:	Public Company

The Board believes that Ms. Dial’s experience in government relations, together with her experience with the economic development industry and her experience on public company boards, enables her to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Ms. Dial served as a Director of Mobile Mini since August 2014 and has served as a Director of WillScot Mobile Mini since the Merger Date. Since 1996, Ms. Dial has been the President and CEO of Sara Dial & Associates, a global economic development and government relations consulting firm based in Phoenix, Arizona. She is Lead Director of Grand Canyon Education, Inc., a member of the Advisory Board of BBVA in Phoenix and has served on numerous boards of not-for-profit organizations. She became a National Association of Corporate Directors Board Leadership Fellow in 2019. Ms. Dial is a graduate of Stanford University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Grand Canyon Education, Inc (Lead Director)	• Compensation Committee - Chair • Governance Committee

Gerard E. Holthaus
Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: I Term Expires: 2021 Age: 71	&	Leadership	8	Finance	%	Industry

	6	Strategy	O	Independence	:	Public Company

The Board believes that Mr. Holthaus’ history with Williams Scotsman, dating back to 1994 when he was hired as its CEO, provides deep industry knowledge. This knowledge, combined with his experience as an executive and director of public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Holthaus serves as the Lead Independent Director of WillScot Mobile Mini. He served as Non-Executive Chairman of WillScot Corp. from November 2017 until the Merger Date and is the former Non-Executive Chairman of Algeco Scotsman Global S.á.r.l. (April 2010-November 2017). Prior to November 2007, Mr. Holthaus served as Executive Chairman and CEO of Algeco Scotsman and as Executive Chairman, President and CEO of Williams Scotsman International Inc. (“WSII”) prior to its acquisition by Algeco Scotsman in 2007. Mr. Holthaus is Non-Executive Chairman of FTI Consulting and the Board of the Baltimore Life Companies. He is also a Director of Nesco Holdings, Inc. Mr. Holthaus is a graduate of Loyola University Maryland.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • BakerCorp International, Inc. (former) • Neff Corporation (former) • NESCO Holdings	• Audit Committee • Related Party Transactions Committee • Governance Committee - Chair

Gary Lindsay
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: I Term Expires: 2021 Age: 41	&	Leadership	8	Finance	%	Industry

	6	Strategy

The Board believes that Mr. Lindsay’s experience in acquiring, financing and developing companies (including the Algeco Scotsman portfolio of companies), together with his experience with our Company and the industrial services industry, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Lindsay has served as a Director since November 2017 and has served as a Director of WillScot Mobile Mini since the Merger Date. He is a partner at TDR Capital LLP, a London-based private equity firm, where he has worked as a member of the firm’s investment team since 2008. Prior to joining TDR Capital LLP, Mr. Lindsay worked in the chemicals and industrials investment banking teams at both Citi and Bear Stearns in London and New York. He also serves as a Director at Target Hospitality Corp. Mr. Lindsay is a graduate of the University of Strathclyde and the University of Edinburgh.

Other Public Company Directorships in the Last 5 Years
• Target Hospitality Corp.

Kimberly J. McWaters
Independent	Key Skills and Qualifications:

Director Since: 2020 Director Class: I Term Expires: 2021 Age: 56	6	Strategy	%	Industry	O	Independence

	:	Public Company	&	Leadership

The Board believes that Ms. McWaters’ experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company enables her to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Ms. McWaters served as a Director of Mobile Mini since August 2014 and has served as a Director of WillScot Mobile Mini since the Merger Date. Since February 2021 she has served as President and CEO of Fresh Start Women’s Foundation. She retired as President and CEO of Universal Technical Institute, Inc. (“UTI”), the nation’s leading provider of transportation industry technician training, in October 2019 after 35 years with the company. She has served as a Director on UTI’s Board of Directors since 2005 and has served as a Director of the Penske Automotive Group, Inc. since 2004. Additionally, Ms. McWaters has served on the boards of directors of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. Ms. McWaters is a graduate of the University of Phoenix.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Penske Automotive Group, Inc. • Universal Technical Institute, Inc.	• Audit Committee • Related Party Transactions Committee

Continuing Director Biographies & Qualifications
The individuals below are members of our Board whose terms of office expire at the annual meeting of stockholders in 2022 or 2023. Accordingly, these directors are not standing for re-election at our 2021 annual meeting.

Jeffrey S. Goble
Independent	Key Skills and Qualifications:

Director Since: 2020 Director Class: II Term Expires: 2022 Age: 60	&	Leadership	O	Independence	6	Strategy

	:	Public Company

The Board believes that Mr. Goble’s experience in business, finance and manufacturing, as well as his entrepreneurial perspective, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Jeffrey S. Goble served as a Director of Mobile Mini since February 2006 and has served as a Director of WillScot Mobile Mini since the Merger Date. Mr. Goble is Managing Partner of Mockingbird Capital, LLC, which invests in and operates companies in the medical device sector. From 2010 - 2019, Mr. Goble served as CEO and Founder of Providien, LLC. He also served as CEO of Access Scientific, LLC, from 2014 until 2020. Mr. Goble is a graduate of Arizona State University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Compensation Committee • Governance Committee • Related Party Transactions Committee - Chair

Stephen Robertson
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: II Term Expires: 2022 Age: 60	&	Leadership	8	Finance	%	Industry

	6	Strategy

	The Board believes that Mr. Robertson’s experience in strategic investing, including acquisitions, capitalizations and monetizations, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Robertson has served as a Director since November 2017 and has served as a Director of WillScot Mobile Mini since the Merger Date. Mr. Robertson is a co-founder of TDR Capital, a London-based private equity firm. Since co-founding TDR in 2002, he has been heavily involved in the firm’s strategic investment decisions, including acquisitions, capitalizations and monetizations. Prior to co-founding TDR in 2002, Mr. Robertson was managing partner at DB Capital Partners, Managing Director of European Leveraged Finance at Merrill Lynch and Managing Director of European Leveraged Finance at Bankers Trust. He also serves as a Director at Target Hospitality Corp. Mr. Stephenson is a graduate of Aberdeen University.

Other Public Company Directorships in the Last 5 Years
• Target Hospitality Corp.

Jeff Sagansky
Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: II Term Expires: 2022 Age: 69	&	Leadership	8	Finance	:	Public Company

	6	Strategy	O	Independence

The Board believes that Mr. Sagansky’s experience with mergers and acquisitions and capital raising, together with his experience as an executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Sagansky has served as a Director since November 2017 and has served as a Director of WillScot Mobile Mini since the Merger Date. He was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., a Nasdaq listed special purpose acquisition company from March 2019 to April 2020, when the company effected a three-way merger with Draft Kings, a U.S.-based digital sports entertainment and gaming company and SB Tech, a global leader in omni-channel sports betting and gaming. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. from December 2017 to March 2019, a Nasdaq-listed special purpose acquisition company, which in March 2019 completed a business combination that resulted in the creation of Target Hospitality Corp; he served as Chairman and CEO from August 2015 to November 2017 prior to the business combination. He is a Director at Target Hospitality Corp., Diamond Eagle Acquisition Corp., and Falcon Capital Acquisition Corporation. Mr. Sagansky is a graduate of Harvard College and Harvard Business School.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Target Hospitality Corp.
• Diamond Eagle Acquisition Corp. (former)
• Scripps Networks Interactive, Inc. (former)
• Starz, Inc. (former)
• Videocon d2H Limited (former)
• Global Eagle Entertainment Inc. (former)
• Falcon Capital Acquisition Corp.	• Compensation Committee • Governance Committee • Related Party Transactions Committee

Mark S. Bartlett
Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: III Term Expires: 2023 Age: 70	&	Leadership	8	Finance	%	Industry

	6	Strategy	O	Independence	:	Public Company

The Board believes that Mr. Bartlett’s accounting and finance expertise, experience as a director of public and private companies, and knowledge of our Company and industry enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Bartlett has served as a Director since 2017 and has served as a Director of WillScot Mobile Mini since the Merger Date. Mr. Bartlett is a former partner of Ernst & Young LLP, joining the firm in 1972 and retiring as partner in 2012. He serves as a Director at FTI Consulting, Inc., Rexnord Corporation and T. Rowe Price Group, Inc. Mr. Bartlett is a graduate of West Virginia University and a Certified Public Accountant.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • Rexnord Corporation • T. Rowe Price Group, Inc.	• Audit Committee - Chair • Compensation Committee • Related Party Transactions Committee

Erik Olsson
Non-Independent	Key Skills and Qualifications:

Director Since: 2020 Director Class: III Term Expires: 2023 Age: 58	&	Leadership	8	Finance	%	Industry

	6	Strategy	:	Public Company

	The Board believes that Mr. Olsson’s history with the Company provides deep industry knowledge. This knowledge, combined with his extensive leadership experience, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Olsson became Mobile Mini’s Non-Executive Chairman of the Board on October 1, 2019 and has continued in this capacity for WillScot Mobile Mini since the Merger Date. Mr. Olsson previously served as Mobile Mini’s Chief Executive Officer and a member of the Board beginning in March 2013, and further served as Mobile Mini’s President from March 2013 to October 2019. He is Chairman of the board of Ritchie Brothers Auctioneers Incorporated, the world’s largest industrial auctioneer, and a Director of the boards of Dometic Group AB, a global manufacturer of products for mobile living and Pontem Corporation, an industrial SPAC. Mr. Olsson also serves on the board of directors of St. Mary’s Foodbank Alliance, one of the world’s largest food banks. Mr. Olsson is a graduate of the University of Gothenburg, Sweden.

Other Public Company Directorships in the Last 5 Years
• Dometic Group AB • Ritchie Brothers Auctioneers, Inc. • Pontem Corporation

Bradley L. Soultz
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: III Term Expires: 2023 Age: 51	&	Leadership	8	Finance	%	Industry

	6	Strategy

	The Board believes that Mr. Soultz’s insight into our Company and industry from his role as our president and CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the Merger. Prior to becoming WillScot’s President and CEO in November 2017, he served as President and CEO of WSII from January 2014 to November 2017, where he was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the Company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Michael W. Upchurch
Independent	Key Skills and Qualifications:

Director Since: 2019 Director Class: III Term Expires: 2023 Age: 60	&	Leadership	8	Finance

	6	Strategy	O	Independence

The Board believes that Mr. Upchurch’s experience in business and finance, as well as his leadership experience at large companies, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Upchurch served as a Director of Mobile Mini since 2019 and has served as a Director of WillScot Mobile Mini since the Merger Date. Mr. Upchurch is Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”), a transportation holding company that has railroad investments in the U.S., Mexico and Panama, linking the commercial and industrial centers of North America. Mr. Upchurch has been Chief Financial Officer at KCS since October 2008, having joined the company in March 2008. Mr. Upchurch is a graduate of Kansas State University and is a Certified Public Accountant.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Audit Committee • Related Party Transactions Committee
Majority Voting for Director Elections
Our A&R Bylaws have a majority vote standard for the election of directors. In an uncontested election, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until his or her successor is elected. As a result, our A&R Bylaws require such incumbent director to tender his or her resignation to the Chairman of the Board within five days following certification of the stockholder vote. Promptly after the Chairman of the Board receives such resignation, the Governance Committee will consider the resignation and recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Any shares not voted, whether due to abstentions or broker non-votes, will not have an impact on the election of directors.
Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2020, the Board held 13 meetings, the Audit Committee held 10 meetings, the Compensation Committee held 5 meetings, the Nominating and Corporate Governance Committee held 4 meetings and the Related Party Transactions Committee held 2 meetings. Each director attended 100% of the meetings held by the Board and each standing committee and other committee on which he or she served in 2020, or during the period each director served on such committee following the Merger, as applicable.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. Furthermore, our independent directors met in closed (executive) sessions without the presence of Management and Messrs. Robertson or Lindsay. Our Lead Independent Director chairs the meetings of the independent directors, which coincide with regular meetings of the Board.
Directors are expected to attend our annual stockholders meetings. Each of our directors who was a director of WillScot at the time of our 2020 annual stockholders meeting attended the meeting.

Committees of the Board of Directors
Committee Membership
Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at http://www.willscotmobilemini.com/corporate-governance/committee-composition.

Audit Committee	Compensation Committee	Governance Committee	Related Party Transactions Committee
Mark Bartlett *, **	Sara R. Dial *	Gerard E. Holthaus *, **	Jeffrey S. Goble *
Gerard E. Holthaus **	Mark Bartlett **	Sara R. Dial	Mark Bartlett **
Kimberly J. McWaters	Jeffrey S. Goble	Jeffrey S. Goble	Gerard E. Holthaus **
Michael W. Upchurch **	Jeff Sagansky	Jeff Sagansky	Kimberly J. McWaters
Jeff Sagansky
Michael W. Upchurch **
* Denotes Committee Chair ** Denotes Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and the NASDAQ Capital Market (“Nasdaq”). The Board has determined that Mark S. Bartlett, Gerard E. Holthaus and Michael W. Upchurch each qualifies as an “audit committee financial expert” within the meaning stipulated by the SEC, based upon the education and experience described in their biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; and (v) our risk management framework, including cybersecurity.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) reviews and discusses risk assessment and risk management policies and practices, including cybersecurity; (x) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xi) oversees and periodically reviews and edits our Whistleblower Policy; (xii) reviews, discusses, and approves insider and affiliated person transactions;(xiii) administers the policy with respect to the hiring of former employees of our independent auditor; and (xiv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement. In 2020, due to the Merger and in connection with adding new members to the committees, the Audit Committee did not perform an annual self-evaluation.
Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of executive officers and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, and strategic objectives, as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2020, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) approving our CEO’s compensation; (iii) reviewing the compensation of other named executive officers; (iv) administering our executive officer compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect executive officers; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of executive officer incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting executive officers; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) performing annual performance evaluations of our executive officers; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, executive officer compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; and (xiii) overseeing of the Company’s diversity and inclusion and human capital planning initiatives.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The Compensation Committee periodically evaluates FW Cook’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.
In 2020, FW Cook advised the Compensation Committee on certain executive and director compensation matters. Neither FW Cook nor our Company provided any services to the other during 2020, other than the advisory services provided by FW Cook to the Compensation Committee. The Compensation Committee has considered all factors relevant to FW Cook's independence from management under SEC and Nasdaq rules and has concluded that FW Cook's work has not raised any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time. None of our executive officers serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that all Nominating and Corporate Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chairman of the Board and for membership and chairmanship of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chairman of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO and other executive officer positions; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing the Company’s public policy and ESG strategy and initiatives.

Related Party Transactions Committee
In connection with the Merger, we have established a Related Party Transactions Committee (the “RPT Committee”) and have adopted a Related Party Transactions charter. The Board has determined that all the RPT Committee members are non-employee directors and qualify as independent directors. The primary responsibilities of the RPT Committee include: (i) approval and ratification of related party transactions that must be disclosed in our proxy statement under SEC rules; (ii) approval and ratification of transactions that could potentially cause a non-employee director to cease to qualify as an independent director under the Nasdaq requirements and (iii) establishing standing pre-approvals for certain related party transactions. In determining whether to approve or ratify a related party transaction, the RPT Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the related party's interest in the transaction, the significance of the transaction to the related party, the nature of the related party's relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair the judgment of a director or executive officer of the Company.
Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity.
Director Compensation
Following the Merger, the Company’s independent compensation consultants recommended a re-evaluation and updating of the compensation package of the Board of Directors, for competitive alignment to the marketplace. As a result of this study new retainer and equity grants levels were instituted. Cash adjustments were provided to certain directors to equalize them to the new cash retainer levels for the remainder of 2020 and to transition them to the new fee structure.
In 2020, the annual compensation package for non-employee directors consisted of the following, pre- and post-merger. We note that the Non-Executive Chair retainers were historically positioned towards the high end of market practice due to the additional work related to the going public transaction, and subsequent transformative acquisitions. However, effective July 1, 2020, the Non-Executive Chair retainers were reduced to align with median market practice.

Type of Fee	Amount ($)
	Prior to 7/1/2020	Post 7/1/2020(c)
Retainers
Non-Executive Chair Cash(a)	$275,000	$135,000
Non-Executive Chair Restricted Stock (one year vesting)(a)	$275,000	$185,000
Lead Independent Director Cash(a)	Not Applicable	$105,000
Lead Independent Director Stock (one year vesting)(a)	Not Applicable	$125,000
All Other Non-Executive Directors Cash	$75,000	$75,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$100,000	$125,000

	Cash	Cash
Committee Chair / Member Stipend
Audit Committee	$30,000 / $0	$30,000 / $10,000
Compensation Committee	$15,000 / $0	$22,500 / $7,500
Governance Committee	$10,000 / $0	$15,000 / $6,000
Meeting fees(b)	$1,000 (b)	—
(a) Prior to July 1, 2020, we provided to the Chair customary administrative support and a cell phone, and reimbursed him for certain club membership dues of a de minimis value. This was continued for the Lead Independent Director in 2020, post 7/1/2020.
(b) Prior to July 1, 2020, with respect to each standing committee of the Board that holds more than six meetings in a calendar year, an annual cash amount was paid to each committee member who participated in more than six meetings. The annual cash amount was determined by multiplying (i) a $1,000 meeting fee and (ii) the number determined by subtracting six from the total number of committee meetings attended by a committee member during the calendar year. This provision was eliminated effective July 1, 2020.
(c) Prior to July 1, 2020, the Company paid its directors their cash component following its annual stockholders meeting; and, Mobile Mini paid its directors quarterly. In order to equalize Board retainer and Committee Chair fees for the remainder of 2020 and transition to the new Company fee structure and payment timing for the continuing Mobile Mini directors, the following payments were made in 2020: Mark S. Bartlett $6,534, Gerard Holthaus $8,712, Jeff Sagansky $3,049, Sara Dial $90,169, Jeffrey S. Goble $77,101, Kimberly J. McWaters $74,052, Erik Olsson $117,612, Michael W. Upchurch $74,052.

2020 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2020. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)
Mark S. Bartlett	$121,534	$100,000	$221,534
Sara R. Dial	$90,169	$—	$90,169
Jeffrey S. Goble	$77,101	$—	$77,101
Gerard E. Holthaus	$308,712	$275,000	$583,712
Gary Lindsay(c)	$75,000	$100,000	$175,000
Kimberly J. McWaters	$74,052	$—	$74,052
Erik Olsson	$117,612	$—	$117,612
Rebecca L. Owen(d)	$80,000	$100,000	$180,000
Stephen Robertson(c)	$75,000	$100,000	$175,000
Jeff Sagansky	$88,049	$100,000	$188,049
Michael W. Upchurch	$74,052	$—	$74,052
(a) The amounts in this column represent annual cash retainers and fees paid during 2020.
(b) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant. The Mobile Mini continuing directors did not receive stock awards from the Company because such continuing directors received their stock compensation from Mobile Mini prior to the closing of the Merger.
(c) Fees and awards earned by Messrs. Lindsay and Robertson, in their capacity as directors, were transferred to the TDR Capital affiliate that nominated them to the Board.
(d) Rebecca Owen left the Board on July 1, 2020.
The aggregate number of shares of restricted stock that were outstanding and unvested as of December 31, 2020 held by each non-employee director was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2020

Mark S. Bartlett	8,511
Sara R. Dial	—
Jeffrey S. Goble	—
Gerard E. Holthaus	23,404
Gary Lindsay(a)	8,511
Kimberly J. McWaters	—
Erik Olsson	—
Stephen Robertson(a)	8,511
Jeff Sagansky	8,511
Michael W. Upchurch	—
(a) Fees and awards earned by Messrs. Lindsay and Robertson, in their capacity as directors, were transferred to the TDR Capital affiliate that nominated them to the Board.
Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment and November 14, 2024, which is the fifth anniversary of the date the guidelines were adopted. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, net of an amount of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be remeasured. The guidelines also provide guidance for calculating ownership levels. As of the date of this proxy statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our executive officers as described below.
Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” his or her election than votes “against” such director’s election, then such director must tender his or her resignation to the Chairman of the Board and the Board will consider such resignation following receipt of the recommendation of the Governance Committee.
The Board’s policy is that the Chairman of the Board is a non-employee director. The Governance Committee and the Board believe that this leadership structure is the most appropriate one for the Company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chairman to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management. Presently, the Chairman of the Board is not independent. Therefore, the Company has a Lead Independent Director.
The Board’s Role in Risk Oversight
The Board oversees the risk management of our Company. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Board administers its oversight of our material risks directly through the Board as a whole, as well as through the committees of Board. The Audit Committee, in addition to overseeing financial report and control risks, is responsible for reviewing and discussing risk assessment and risk management policies and practices, including cybersecurity and privacy concerns.
The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Governance Committee oversees risks associated with the independence of the Board.
Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the Committees into its overall risk management analysis.
Duties & Responsibilities of Chairman
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors
•Serves as a liaison between the non-executive directors and our CEO
•Serves in a strategic and leadership capacity in company mergers and acquisitions
•Leads the Board’s shareholder outreach and engagement strategy
•Approves Board meeting materials for distribution
•Approves Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments
Duties & Responsibilities of Lead Independent Director
In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to:(1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. In the absence of the Chairman of the Board, our Lead Independent Director takes on the responsibilities and duties of the Chairman of the Board.
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors and our executive officers and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held our non-employee directors and employees. In addition, our directors and executive officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing shareholder value over the long-term. Our Corporate Governance Guidelines are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Each year, the Board conducts a rigorous annual self-evaluation to help determine whether the Board and its committees are functioning effectively. The Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the Committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Goble, Holthaus, Sagansky, and Upchurch, and Mmes. Dial and McWaters are “independent directors”. The Board has determined that Mr. Soultz is not an “independent director” due to his role as CEO of the Company, Mr. Olsson is not an “independent director” due to his role as President of Mobile Mini until October 2019, and Messrs. Robertson and Lindsay, who are partners of TDR Capital, are not “independent directors” due to, among other things, TDR Capital’s ownership position of our Company.
In making this determination, the Board considered the following factors, among others: the ownership positions and contractual arrangements of our Board members and their affiliates with our Company; the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; the contractual arrangements and annual payments between our Company and other companies upon which our directors also serve as directors; and, the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
C	Voting Recommendation: FOR the ratification of our independent registered public accounting firm.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Ernst & Young LLP (“EY”) has been our independent registered public accounting firm since 2017. The Audit Committee believes that the retention of EY to serve as the Company’s independent registered public accounting firm for 2021 is in the best interests of the Company and its stockholders. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2020, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2020	2019

Audit(a)	$3,466,086	$4,053,459
Audit-Related	$40,080	$—
Tax Compliance(b)	$45,000	$—
Tax Planning(c)	$257,145	$—
All Other	$—	$—
(a) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits; the review of interim financial statements; and, comfort letters and consents.
(b) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(c) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board of Directors.
Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2020 Annual Report (as defined herein).
By the members of the Audit Committee as of February 23, 2020 consisting of:

Audit Committee
Mark S. Bartlett (Chairman)
Gerard E. Holthaus
Kimberly J. McWaters
Michael W. Upchurch
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
C	Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.
As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2020. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, we designed our executive compensation program to link our executives’ pay to their individual performance, to our Company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this proxy statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”
The Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal at the Annual Meeting as advisory approval of the compensation paid to our named executive officers as described in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” Proposal No. 3, and will have no effect on the results of the vote on this proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 3.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") section describes the material elements of our executive officer compensation program and policies for 2020, and the principles and objectives of our decisions with respect to 2020 compensation for our named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
For 2020, we provide information regarding our compensation policies and decisions relating to our Chief Executive Officer (“CEO”), President and Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), Chief Human Resources Officer (“CHRO”), Chief Legal Officer & Secretary (“CLO”) and our Chief Accounting Officer and Treasurer (“CAO”). We refer to our CEO, our CFO and the other current executive officers for whom disclosure is required as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2020 who were serving at the end of the year and their titles are listed in the following table:

Name	Age	Title
Bradley L. Soultz	51	Chief Executive Officer (CEO)
Kelly Williams	50	President and Chief Operating Officer (COO)
Timothy D. Boswell	42	Chief Financial Officer (CFO)
Hezron Timothy Lopez	49	Chief Human Resources Officer (CHRO)
Chris Miner	49	Chief Legal Officer and Secretary (CLO)
Sally Shanks	44	Chief Accounting Officer and Treasurer (CAO)

While the discussion in the CD&A is focused on our named executive officers, many of the elements of our executive compensation program apply broadly across our executive ranks.

Key 2020 Compensation Actions
As we have discussed elsewhere, on July 1, 2020, WillScot Corporation completed a merger with Mobile Mini, Inc. Immediately following the Merger, the combined company changed its name to WillScot Mobile Mini Holdings Corp. The Merger was a significant favorable development in our business, and it had several impacts on the compensation of our named executive officers.
In connection with the Merger, we entered into new employment agreements with our executives providing new base compensation and retention and incentive arrangements post-merger. Our Compensation Committee approved those agreements. We entered into employment agreements with Bradley L. Soultz, the Chief Executive Officer of WillScot Corporation, who became the Chief Executive Officer of the Company, Kelly Williams, the President and Chief Executive Officer of Mobile Mini, who became the President and Chief Operating Officer of the Company, Timothy Boswell, the Chief Financial Officer of WillScot Corporation, who became the Chief Financial Officer of the Company, Hezron Lopez, the Vice President, General Counsel and Secretary of WillScot Corporation, who became the Chief Human Resources Officer of the Company and Christopher Miner, the General Counsel of Mobile Mini who became the Chief Legal Officer of the Company, which became effective upon and were subject to the completion of the Merger. The Boards of Directors and the Compensation Committees of WillScot Corporation and Mobile Mini, Inc. were involved in the process of implementing those agreements, and in doing so, the Committee followed steps similar to those that it followed for WillScot Corporation executives prior to the Merger.

The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2020 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2020 Compensation Actions

Base Salary (Page 38)	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2020, ranging from 6.3% to 23.5%, to reflect role and responsibility changes and increases, respectively; strong Company and individual performance; and for improved alignment with market compensation levels on a post-Merger basis.

Short-Term Cash Incentive (“STIP”) Compensation (1) (Page 38)	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards ranging from 115% to 127% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered below target). Individual Performance for both our CEO and CFO was 200% of target. However, our CEO agreed to forgo his 200% attainment related to his individual performance given the impact of COVID-19 on Company employees and in order to align, at 115%, with the broader group of corporate executives whose payouts were at the 115% level. Additionally, our CFO agreed to forgo 50% of his 200% attainment in order to align with other executives. Further in 2020, the CEO delayed the effectiveness of his merit increase from March to July in recognition of the impact of COVID-19 on the business and employees.

Long-Term Equity Incentive Compensation(2)(3) (Page 40)
•2020 annual equity-based awards consist of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and serve our talent retention objectives
•Special awards for retention purposes

•The equity award mix, based on the grant date fair value, consists of 60% Performance-Based RSUs and 40% Time-Based RSUs for the CEO and CFO and is equally weighted between Performance-Based RSUs and Time-Based RSUs for the other named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (2020 - 2022).
•Time-Based RSUs vest over four years, in equal annual installments.

(1) Lease Revenue Delivered and VAPS were not included in 2020 for Kelly Williams, our President and Chief Operating Officer, and Christopher Miner, our Chief Legal Officer. Messrs. Williams’ and Miner’s 2020 STIP was determined based on Mobile Mini’s consolidated adjusted EBITDA performance for the second half of 2020 (Q3 and Q4).
(2) The 2020 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(3) Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years.
Our Executive Compensation Program
Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2020 Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

STIP	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPS Revenue Delivered[1], and, for our CEO and CFO, related individual goals

Performance-Based RSUs(2)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index(3)

Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

(1) Lease Revenue Delivered and VAPS were not included in 2020 for Kelly Williams, our President and Chief Operating Officer, and Christopher Miner, our Chief Legal Officer. Messrs. Williams’ and Miner’s 2020 STIP was determined based on Mobile Mini’s consolidated adjusted EBITDA performance for the second half of 2020 (Q3 and Q4).
(2) The 2020 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(3) Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years. Additionally the Company adjusted performance range from 25% through 75% to 25% through 85% and payout range from 50% through 150% to 50% through 200%, respectively (with achievement of 85% performance required for a 200% payout).
Emphasis on Performance-Based Elements of Compensation
Because we believe the compensation of our most senior executives should be based on our overall performance, a significant amount of our executives’ pay is incentive-based and therefore at risk. In 2020, performance-linked components (STIP and long-term incentive compensation) were 81% of the CEO's target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 66% of the average target total direct compensation opportunity for the other NEOs.

Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do				We do not
✓	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✓	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups

✓	Have pre-established performance goals that are aligned with creation of stockholder value	✓	Have Board oversight of ESG and other sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees

✓	Conduct market comparison of executive compensation against a relevant peer group	✓	Elect directors by majority vote	X	Allow pledging of our securities by directors, officers or other employees

✓	Have double-trigger vesting for equity awards in the event of a change in control	✓	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unearned performance-based awards

✓	Have an equity plan dilution within market practices	✓	Split the roles of Chairman and Chief Executive Officer	X	Pay dividends on unvested Time-Based awards

✓	Have stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✓	Perform annual Board and committee self-evaluations	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date

✓	Have a clawback policy that authorizes recovery of cash and equity incentive compensation	✓	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	X	Reprice or buy-out underwater stock options without stockholder approval

✓	Have cash severance within market practices	✓	Perform an annual review of a CEO succession plan	X	Conduct buy-outs of underwater stock options

✓	Provide senior executives generally the same benefits as full-time employees	✓	Perform an annual review of senior management	X	Provide reload provisions in any stock option grant

✓	Mitigate undue risks, particularly by annual review of plans, policies and practices	✓	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Provide defined benefit pension plans for executives

✓	Have an independent compensation consultant advising the Compensation Committee	✓	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee	X	Have any significant perquisites

✓	Have a plan to eliminate the classified board structure by 2024	✓	Have a Related Party Transaction Committee comprised of independent directors

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee
•Establishes executive compensation philosophy
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards
•Approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards

All Board Members
•Assess performance of the CEO and oversee other executive compensation matters, including with regard to considering the results of "Say on Pay" votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities

Independent Compensation Consultant – FW Cook
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, nonemployee director compensation and executive compensation trends
•Participates in Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings
•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized

Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2020, the Compensation Committee, working with its independent compensation consultant, FW Cook, selected a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on revenue, EBITDA, and market capitalization), our industry, our customer base, our national scope or similarity of distribution. The Compensation Committee also selected companies that generally compete with us for talent, customers or both talent and customers. Prior to the Merger, this peer group consisted of the following ten public companies:

•Air Lease Corporation	•McGrath RentCorp
•Aircastle Limited	•Mobile Mini, Inc.
•GATX Corporation	•Ritchie Bros. Auctioneers Incorporated
•H&E Equipment Services, Inc.	•Triton International Limited
•Herc Holdings Inc.	•UniFirst Corporation
Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the Company’s industry survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
In connection with the Merger, FW Cook selected the following peer group that serve as a reference point for the employment agreements entered into with Bradley L. Soultz, Kelly Williams, Timothy Boswell, Hezron Lopez and Christopher Miner at the closing of the Merger and for setting pay levels and underlying pay practices for 2021.

•ABM Industries	•McGrath RentCorp
•Air Lease	•Ritchie Bros. Auctioneers Incorporated
•Americold Realty Trust	•Service Master Global
•Duke Realty	•Stericycle
•Extra Space Storage	•Terminix Global Holdings, Inc.
•GATX Corporation	•Triton International Limited
•H&E Equipment Services, Inc.	•UniFirst Corporation
•Herc Holdings Inc.	•United Rentals

2020 Named Executive Officer Compensation Elements In Detail
Base Salaries
Base salaries are a fixed amount that we pay to each named executive officer for performing his or her normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2020 base salaries for the NEOs who remained in service on the last day of the year:

Executive Officer	2020 Base Salary	2019 Base Salary	Year Over Year Change
Bradley L. Soultz(1)	$850,000	$750,000	13.3%
Kelly Williams	$700,000	Not Applicable	Not Applicable
Timothy D. Boswell	$525,000	$425,000	23.5%
Hezron Timothy Lopez	$425,000	$400,000	6.3%
Christopher Miner	$450,000	Not Applicable	Not Applicable
Sally J. Shanks	$320,100	$300,000	6.7%
(1)Mr. Soultz delayed the effectiveness of his 2020 merit increase from March to July in recognition of the impact of COVID-19 on the business and the employees
The Compensation Committee approved the changes in Mr. Soultz’s, Mr. Boswell’s, Mr. Lopez’s and Ms. Shanks’s base salaries for 2020 based on an assessment of individual performance and to better align with market compensation levels on a post-merger basis. Mr. Boswell received two adjustments during the year: one at the normal salary review time from $425,000 to $460,000 and a further adjustment to $525,000 at the time of the Merger. We paid base salaries to Mr. Williams and Mr. Miner based on the terms of the employment agreements that they entered into in connection with the Merger.
Short Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance as well as individual performance for the CEO and CFO. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 50% to 200% of the target award opportunity (maximum payout for the individual performance component for the CEO and CFO is also 200%), based on performance relative to the performance goals, as determined by the Compensation Committee.
2020 STIP Target Award Percentages
For 2020, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2020 Target Percentage of Base Salary	2019 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	125%	120%	4%
Kelly Williams	100%	N/A	N/A
Timothy D. Boswell	75%	71%	6%
Hezron Timothy Lopez	75%	60%	25%
Christopher Miner	75%	N/A	N/A
Sally J. Shanks	40%	40%	—
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. The changes to Mr. Soultz’s, Mr. Boswell’s and Mr. Lopez’s target 2020 STIP percentages were based on an assessment of individual performance and to better align with market compensation levels. We set the target STIP percentages for Mr. Williams and Mr. Miner based on the terms of the employments agreements that they entered into in connection with the Merger.
2020 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2020 performance goals under the STIP. The Committee intended the performance levels to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.

The Compensation Committee determined the 2020 STIP awards for our named executive officers using the following framework:

Base Salary	X	Target Percentage	X	Financial Performance (70% for the CEO and CFO; 100% for other NEOs)	+	Individual Performance (30% for the CEO and CFO)	=	Annual Cash Incentive Award

Annual Cash Earned
For 2020, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range
Adjusted EBITDA	70%
Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).
			50% - 200%
Lease Revenue Delivered + VAPS Revenue Delivered	30%	Lease Revenue Delivered + VAPS Revenue Delivered reflects our operating performance and represents the total recurring revenue contracted and delivered during the year on new commercial activity. The measure is a leading indicator of modular leasing revenue, which is a key measure for our investors. We calculate this measure on an annual basis.	50% - 200%

The threshold, target and maximum performance and payout opportunities under the 2020 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	$165.1	$183.4	$220.1	$187.8	102%	112%
Adjusted EBITDA – Second Half(1) ($ millions)	$286.4	$318.2	$381.8	$345.7	109%	143%
Lease Revenue Delivered + VAPS Revenue Delivered(1) ($ millions)	$375.1	$416.8	$500.2	$405.3	97%	86%
Individual Performance (CEO Only)(2)	50%	100%	200%	115%	115%	115%
Individual Performance (CFO Only)(2)	50%	100%	200%	150%	150%	150%
Weighted Average Payout (financial metrics only): 115%
Weighted Average Payout for CEO and CFO including Individual Performance: 115% and 126%, respectively
(1) Subsequent to the Merger, the Compensation Committee and the Board of Directors agreed to change the targets for Adjusted EBITDA - Second Half and Lease Revenue Delivered + VAPS Revenue Delivered to reflect the addition of Mobile Mini and to reflect expected reduced demand for new project deliveries as a result of the COVID-19 pandemic. Prior to these changes, the targets for Adjusted EBITDA - Second Half and Lease Revenue Delivered + VAPS Revenue Delivered were $230.4 million and $481.0 million, respectively.
(2) The Compensation Committee determined that Mr. Soultz and Mr. Boswell both achieved 200% of their individual performance metric; however, both Mr. Soultz and Mr. Boswell agreed to forgo the 200%, instead requesting the attainment be reduced to 115% and 150%, respectively, due to COVID-19 and to better align with other Company Executives. Therefore, the Compensation Committee of the Board adjusted Mr. Soultz’s individual performance metric in the 2020 STIP to 115% of target and Mr. Boswell’s individual performance metric in the 2020 STIP to 150% of target (on a scale of Threshold 50%, Target 100% and Maximum 200%). Mr. Soultz’s and Mr. Boswell’s overall STIP payout based on EBITDA, Lease Revenue + VAPS Revenue + Individual Performance, was therefore 115% and 126% of target, respectively.

The individual performance achievement measures common to Mr. Soultz and Mr. Boswell for the determination of their performance include those goals set forth above for payout under the STIP as well as the following:
•Achieve mergers and acquisition synergies, as planned and on time
•Manage leverage in a manner that will enable the achievement of 4X leverage by the end of 2020
•Achieve SOX compliance by or before the end of 2020
•Maintain a strategic mergers and acquisition pipeline
The individual performance achievement measures specific to Mr. Soultz, solely, for the determination of his performance also include the following:
•Develop a Strategy, that includes the expansion of VAPS, scaling the storage offering for the Company, and improving the Company’s digital capabilities
•Improve the capacity and capability of the C-level and executive leadership team, with a focus talent development, succession planning and diversity
Based on the achievement of the 2020 financial performance goals and the Compensation Committee’s determination of individual performance for the CEO and CFO, the Compensation Committee approved the following STIP awards earned for 2020 by our NEOs who were serving as of the last day of 2020.

	Target STIP Opportunity		Payout % of Target		STIP Earned
Bradley L. Soultz	$1,062,500		115%	(b)	$1,224,422
Kelly Williams	$350,000	(a)	127%		$438,734	(a)
Timothy D. Boswell	$393,750		126%	(b)	$494,817
Hezron Timothy Lopez	$318,750		115%		$367,326
Christopher Miner	$168,750	(a)	127%		$212,152	(a)
Sally J. Shanks	$128,040		115%		$147,553
(a) Adjusted for employment from July 1, 2020 through December 31, 2020.
(b) Bradley L. Soultz achieved a payout percentage as follows: 115% = 0.7 x 115% (for EBITDA, Lease Revenue delivered and VAPS Revenue delivered) + 0.3 x 115% (for individual goals). Timothy D. Boswell achieved a payout percentage as follows: 126% = 0.7 x 115% (for EBITDA, Lease Revenue delivered and VAPS Revenue delivered) + 0.3 x 150% (for individual goals).
2020 Long-Term Incentive Awards
For 2020, under our annual grants, each of our named executive officers (excluding the two officers who did not join us until the Merger) received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Performance-Based RSUs and Time-Based RSUs. We provide details on the types of equity awards we granted in the table below.

Equity Award	Weighting	Rationale and Key Features
Performance-Based RSUs(1)	60% for CEO, COO, CFO, GC, & CHRO and 50% for other NEO
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period (2020-2022).
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.(2)
•Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 150% of the target number of shares for maximum performance.

Time-Based RSUs	40% for CEO, COO, CFO, GC, & CHRO and 50% for other NEO
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of our executive officers' services and promote ownership by our executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

(1) The 2020 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(2) Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the relative total stockholder return ("TSR") of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years. Additionally the Company adjusted performance range from 25% through 75% to 25% through 85% and payout range from 50% through 150% to 50% through 200%, respectively (with achievement of 85% performance required for a 200% payout).

The Compensation Committee decided to again grant the long-term incentive awards for 2020 in the form of Performance-Based RSUs and Time-Based RSUs, rather than a mix of Time-Based RSUs and stock options, to enhance the performance orientation and shareholder alignment of the LTI program by introducing explicit performance conditions for the Performance-Based RSUs. We have also reduced equity plan share usage by eliminating stock options and retained the retentive feature of the Time-Based RSUs.
The Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our continuing named executive officers for 2020:

Executive officer	Performance-Based RSUs		Time-Based RSUs
	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	78,665	$1,320,000	52,443	$880,000
Kelly Williams	N/A		N/A
Timothy D. Boswell	25,566	$429,000	17,044	$286,000
Hezron Timothy Lopez	18,236	$306,000	12,157	$204,000
Christopher Miner	N/A		N/A
Sally J. Shanks	4,470	$75,000	4,470	$75,000
The Compensation Committee set the 2020 long-term incentive target dollar values for Mr. Soultz, Mr. Boswell, Mr. Lopez and Ms. Shanks based on an assessment of individual performance and to better align with market compensation levels.
In connection with the Merger, the Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our NEOs for 2020. The objectives of these grants were to further align the NEOs with shareholder value creation, to promote post-merger retention (which was essential to a successful transition), and to recognize the incremental roles and responsibilities related to the Merger.

Executive officer	Performance-Based RSUs		Time-Based RSUs
	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	57,165	$750,000	38,110	$500,000
Kelly Williams	—	$—	228,659	$3,000,000
Timothy D. Boswell	45,732	$600,000	30,488	$400,000
Hezron Timothy Lopez	9,718	$127,500	6,479	$85,000
Christopher Miner	9,718	$127,500	6,479	$85,000
Sally J. Shanks	—	$—	7,622	$100,000
The grants for Mr. Williams and Mr. Miner were consistent with the terms of the employments agreements that they entered into in connection with the Merger.
Other Compensation and Benefits
Employment Agreements
We have entered into employment agreements or offer letters with each of our current named executive officers as summarized below.
The employment agreements or offer letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.

Bradley L. Soultz, Chief Executive Officer
On March 1, 2020, in connection with the execution of the Merger Agreement, the Company entered into an employment agreement with Bradley L. Soultz (the “Soultz Agreement”), which became effective upon the Merger Date and provides that Mr. Soultz will continue to serve as the CEO of the Company for 24 months following the Merger Date, with no renewal provisions.
The Soultz Agreement provides for an annual base salary of $850,000 and that Mr. Soultz will be eligible for an annual target bonus of $1,062,500, or 125% of his base salary, and annual equity awards with a target grant date value of $2,600,000, 40%

in the form of time-based restricted stock units (“Time-Based RSUs”) vesting ratably over four years and 60% in the form of performance-based restricted stock units (“Performance-Based RSUs”) vesting over three years. In connection with the Merger, Mr. Soultz received a retention award with a target grant date value of $1,250,000, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. The Soultz Agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
On February 24, 2021, the Compensation Committee of the Board made adjustments to Mr. Soultz’ compensation in accordance with the Board’s annual review of executive compensation. Mr. Soultz’ base salary was increased to $900,000, his annual target was moved to 150% of base salary and his annual long-term incentive target grant level was increased to $3,500,000, effective March 1, 2021. The increases were in recognition of the outstanding performance of the Company following the Merger and Mr. Soultz’s added responsibilities following the exit of Mr. Kelly Williams.

The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger Date (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Kelly Williams, President and Chief Operating Officer
On March 1, 2020, in connection with the execution of the Merger Agreement, the Company entered into an employment agreement with Kelly Williams, who was then the President and CEO of Mobile Mini (the “Williams Agreement”), which became effective upon the Merger Date, and provides that Mr. Williams will serve as the President and COO of the Company for an initial term of 24 months from the Merger Date, subject to automatic renewal for successive one-year terms, unless Mr. Williams or the Company gives 90-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.
The Williams Agreement provides for an annual base salary of $700,000 and that Mr. Williams will be eligible for an annual target bonus of $700,000, or 100% of his base salary, and annual equity awards with a target grant value of 250% of his base salary, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. In connection with the Merger, Mr. Williams received a retention award with a grant date value of $3,000,000 in the form of Time-Based RSUs vesting ratably over four years. The Williams Agreement also includes an annual automobile allowance of $7,200 and non-compete and employment non-solicitation provisions for 24 months post-termination of employment.
The Williams Agreement provides that in the event of a termination of employment without Cause (as defined in the Williams Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Williams Agreement), in addition to Accrued Compensation (as defined in the Williams Agreement), Mr. Williams will be entitled to receive (i) two times the sum of his base salary at the highest rate in effect at any time within the 90-day period prior to and ending on the date the notice of termination is given (or the date of the Change of Control (as defined in the Williams Agreement) if such termination is within the year following a Change of Control) plus the Payment Amount (defined in the Williams Agreement as 100% of his base salary in effect during the year in which termination occurs), (ii) certain health insurance amounts for a period of 12 months (or 24 months if such termination occurs within the year following the Merger or a Change of Control), and (iii) full vesting of any equity-based awards, subject to performance targets and goals, as applicable (and, in the event the retention award was either not granted or the target amount of which was reduced, the cash value of the retention award that would have been made had it been granted in full, less the value of any portion of the retention award to the extent granted). The Williams Agreement provides that in the event of a Change in Control any outstanding equity awards will immediately vest in full with any performance targets and goals deemed satisfied at target level of performance.
On February 25, 2021, the Company announced that Kelly Williams will leave the Company on July 31, 2021. The Company and Mr. Williams entered into a transition, separation and release agreement on February 25, 2021 (the “Williams Separation Agreement”) relating to his transition and ultimate departure from the Company pursuant to which, among other things, in connection with his termination (i) Mr. Williams will receive a lump-sum cash payment, (ii) Mr. Williams’ time-based equity will vest, and (iii) Mr. Williams’ performance-based equity will vest or not vest depending upon the performance targets set in connection with the equity grant. Mr. Williams will support the Company in all matters relating to the orderly transition of his duties and responsibilities and will be available to consult with the Company after his termination date. Furthermore, in conjunction with the separation agreement, the Company received an extension of Mr. Williams’ non-compete obligation from 2 years to 3 years; an extension of Mr. Williams’ non-solicitation obligation from 2 years to 5 years; and a clawback right in the event Mr. Williams breaches the aforementioned obligations. For additional information, please see “Executive Compensation—Employment Agreements.”

Timothy D. Boswell, Executive Vice President and Chief Financial Officer
On March 1, 2020, in connection with the execution of the Merger Agreement, the Company entered into an employment agreement with Timothy Boswell (the “Boswell Agreement”), effective as of March 1, 2020 (except as otherwise indicated therein with respect to certain compensation related to the Merger), which provides that Mr. Boswell will continue to serve as the CFO of the Company for an initial term of 36 months following the Merger Date, which automatically renews for successive one-year periods, unless Mr. Boswell or the Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.
The Boswell Agreement provides for an annual base salary after the Merger of $525,000 and that Mr. Boswell will be eligible for an annual target bonus after the Merger of $393,750, or 75% of annual base salary, and annual equity awards with a target grant value of $1,050,000, or 200% of his base salary, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. In connection with the Merger, Mr. Boswell received a retention award with a target grant date value of $1,000,000, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. The Boswell Agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
On February 24, 2021, the Compensation Committee of the Board made adjustments to Mr. Boswell’s compensation in accordance with the Board’s annual review of executive compensation. Mr. Boswell’s base salary was increased to $600,000, his annual target bonus was moved to 125% of base salary, and his annual long-term incentive target grant level was increased to $1,400,000, effective March 1, 2021. The increases were in recognition of the outstanding performance of the Company following the Merger and Mr. Boswell’s added responsibilities following the exit of Mr. Kelly Williams.

The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Boswell Agreement), except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 24 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Hezron Timothy Lopez, Executive Vice President and Chief Human Resources Officer
On March 1, 2020, in connection with the execution of the Merger Agreement, the Company entered into an employment agreement with Hezron Lopez, who was then the Vice President, GC and Corporate Secretary of the Company (the “Lopez Agreement”), which became effective on March 1, 2020, and provides that Mr. Lopez will serve as the Chief Human Resources Officer of the Company for an initial term of 36 months following the Merger Date, which automatically renews for successive one-year periods, unless Mr. Lopez or the Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.
The Lopez Agreement provides for an annual base salary of $425,000 and that Mr. Lopez will be eligible for an annual target bonus of $318,750, or 75% of his base salary, and annual equity awards with a target grant date value after the Merger of $425,000, or 100% of his base salary, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. In connection with the Merger, Mr. Lopez received a retention award with a target grant date value of $212,500, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. The Lopez Agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination.
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target bonus for the year of termination, (iv) continued

vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Christopher J. Miner, Executive Vice President, Chief Legal Officer and Secretary
On March 1, 2020, in connection with the execution of the Merger Agreement, the Company entered into an employment agreement with Christopher Miner, who was then the Senior Vice President and GC of Mobile Mini (the “Miner Agreement”), which became effective upon the Merger Date, and provides that Mr. Miner will serve as the Senior Vice President, GC and Secretary of the Company for an initial term of 36 months following the Merger Date, which automatically renews for successive one-year periods, unless Mr. Miner or the Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.
The Miner Agreement provides for an annual base salary of $450,000 and that Mr. Miner will be eligible for an annual target bonus of $337,500, or 75% of his base salary, and annual equity awards with a target grant date value of $540,000, or 120% of his base salary, 40% in the form of Time-Based RSUs vesting ratably over four years and 60% in the form of Performance-Based RSUs vesting over three years. In connection with the Merger, Mr. Miner received a retention award with a grant date value of $212,500, 40% in the form of Time-Based RSUs vesting ratable over four years and 60% in the form of Performance-Based RSUs vesting over three years. The Miner agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
The Miner Agreement provides that in the event of a termination of employment without Cause (as defined in the Miner Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Miner Agreement), in addition to Accrued Benefits (as defined in the Miner Agreement), Mr. Miner will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months or 24 months if such termination occurs within one year following the Merger, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination or two times such target annual bonus if such termination occurs within one year following the Merger, (iv) full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, and (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months. Mr. Miner will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12 month period after a Change in Control (as defined in the Miner Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Senior Vice President, Chief Accounting Officer and Treasurer
In connection with her appointment as our Chief Accounting Officer and Treasurer in 2017, we entered into an offer letter with Ms. Shanks. We amended the letter in March 2019. The letter as amended provides for an annual base salary of $300,000, along with a short-term incentive target of 40% of base salary and a long-term incentive annual allocation of 50% of base salary. The agreement also includes an annual automobile allowance of $15,000. In July 2020, Ms. Shanks’ annual base salary was increased to $320,100, in connection with the Merger due to additional responsibilities placed upon her role and her increased span of management obligations.
The employment agreements and offer letters of each of our current named executive officers provide for payments and other benefits on qualifying terminations of employment and, in some cases, a change in control. These payments and other benefits, and the circumstances under which they would be triggered, as summarized below under “Potential Payments Upon Termination or Change in Control.”
Perquisites
We offer limited perquisites to our named executive officers and do not view them as a major component of our compensation package or philosophy. We believe these limited perquisites help make our executive compensation plans competitive, are generally more conservative than the perquisites that peer companies offer, and are cost-effective in that the perceived value of these items is higher than our actual cost. The perquisites we made available to our named executive officers during 2020 consisted of an automobile allowance to facilitate the extensive travel regularly required as part of their job responsibilities and premiums for life and supplemental individual disability insurance. In 2020, we provided Mr. Soultz and Mr. Lopez with relocation expenses in connection with their relocations to Arizona. The aggregate incremental cost of these perquisites is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level as Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer, Chief Human Resources Officer and Chief Legal Officer	3x
Other Executive Officers	2x
We expect executive officers to meet their target ownership level by the later of the fifth anniversary of their appointment as an executive officer and October 31, 2024, which is the fifth anniversary of the date we adopted the guidelines. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain all of their equity awards, net of an amount of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until the target ownership level is met. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this proxy statement, all of our executive officers either had met the target ownership level or had additional time to do so. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.
Securities Trading Policy (Hedging and Pledging Prohibited)
The Company’s Securities Trading Policy: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to the Company’s officers and directors, but also to the Company’s employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan except as may be approved by the Board.
Clawback Policy
Our clawback authorizes us to recover cash and equity incentive compensation paid to or earned by our executive officers if there is a material restatement of our financial results (other than a restatement due to changes in accounting policy) such that the amount of incentive compensation actually paid or earned exceeded the amount that would have been paid or earned had the financial results been stated correctly initially or if the executive officer has engaged in misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to our Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. For compensation paid for our 2020 fiscal year, each of our named executive officers was a covered employee for this purpose. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation packages that attract, retain and reward successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2020, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2020 Annual Report.

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2020
The following table shows for the fiscal years ended December 31, 2020, 2019 and 2018, compensation awarded or paid to, or earned by, the individuals who served as executive officers during 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Plan Compen- sation ($)(4)	All Other Compen- sation ($)(6)(7)	Total ($)

Bradley L. Soultz Chief Executive Officer	2020	$797,308	$—	$3,450,000	$—	$1,224,422	$661,671	$6,133,401
	2019	$715,385	$—	$2,949,995	$—	$900,000	$56,407	$4,621,787
	2018	$600,000	$—	$3,768,002	$2,249,338	$534,168	$95,009	$7,246,517

Kelly Williams (5) President & Chief Operating Officer	2020	$346,278	$—	$3,000,000	$—	$438,734	$6,202	$3,791,214
	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Timothy D. Boswell EVP and Chief Financial Officer	2020	$485,365	$—	$1,715,000	$—	$494,817	$32,933	$2,728,115
	2019	$413,461	$—	$999,998	$—	$301,750	$32,393	$1,747,602
	2018	$375,000	$—	$1,159,386	$692,102	$250,544	$34,374	$2,511,406

Hezron Timothy Lopez EVP, Chief Human Resources Officer	2020	$421,154	$—	$722,500	$—	$367,326	$459,271	$1,970,251
	2019	$207,692	$—	$—	$—	$106,599	$82,160	$396,451
	2018	$—	$—	$—	$—	$—	$—	$—

Christopher Miner (5) EVP, Chief Legal Counsel and Secretary	2020	$223,260	$—	$212,500	$—	$212,152	$11,609	$659,521
	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sally J. Shanks SVP, Chief Accounting Officer and Treasurer	2020	$310,050	$—	$250,000	$—	$147,553	$26,833	$734,436
	2019	$299,570	$—	$150,006	$—	$98,254	$26,277	$574,107
	2018	$—	$—	$—	$—	$—	$—	$—

(1) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(2) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(3) Amounts in this column for 2020 represent the aggregate grant fair value calculated in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March and July 2020 under our 2020 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note 17 to our 2020 audited financial statements contained in our 2020 Annual Report.
(4) Amounts in this column represent payments under our STIP for 2020.

(5) Compensation for Messrs. Williams and Miner represents payments made since the closing of the Merger in July 2020.
(6) Kelly Williams’ employment with the Company will terminate on July 31, 2021, see Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements.
(7) Amounts in this column for 2020 are set forth in the table below:

Name	Auto Allowance	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Housing Allowance	Relocation	Total

Bradley L. Soultz	$15,000	$11,337	$6,644	$—	$628,690	$661,671
Kelly Williams (a)	$4,200	$—	$2,002	$—	$—	$6,202
Timothy D. Boswell	$15,000	$12,825	$5,108	$—	$—	$32,933
Hezron Timothy Lopez	$15,000	$12,825	$5,811	$—	$425,635	$459,271
Christopher Miner (a)	$7,500	$3,760	$349	$—	$—	$11,609
Sally J. Shanks	$15,000	$11,116	$717	$—	$—	$26,833
(a) July 1, 2020 through December 31, 2020

Grants of Plan-Based Awards for Fiscal Year 2020
The following table sets forth information regarding all grants of plan-based awards that we made to our NEOs during 2020. Disclosure on a separate line is provided for each grant made to an NEO during the year. The information supplements the disclosure of stock, option and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Bradley L. Soultz	3/5/2020	3/4/2020	$531,250	$1,062,500	$2,125,000	39,333	78,665	117,998	131,108	—	$—	$2,200,000
	7/2/2020	7/1/2020	$—	$—	$—	28,583	57,165	85,478	95,274	—	$—	$1,250,000
Kelly Williams	7/2/2020	7/1/2020	$175,000	$350,000	$700,000	—	—	—	228,659	—	$—	$3,000,000
Timothy D. Boswell	3/5/2020	3/4/2020	$196,875	$393,750	$787,500	12,783	25,566	38,349	42,610	—	$—	$715,000
	7/2/2020	7/1/2020	$—	$—	$—	22,866	45,732	68,698	76,220	—	$—	$1,000,000
Hezron Timothy Lopez	3/5/2020	3/4/2020	$159,375	$318,750	$637,500	9,118	18,236	27,354	30,393	—	$—	$510,000
	7/2/2020	7/1/2020	$—	$—	$—	4,859	9,718	14,577	16,196	—	$—	$212,500
Sally J. Shanks	3/5/2020	3/4/2020	$64,020	$128,040	$256,080	2,235	4,470	6,705	8,939	—	$—	$150,000
	7/2/2020	7/1/2020	$—	$—	$—	—	—	—	7,622	—	$—	$100,000
Christopher Miner	7/2/2020	7/1/2020	$84,375	$168,750	$337,500	4,859	9,718	14,577	16,196	—	$—	$212,500
Kelly Williams and Christopher Miner joined the Company on July 1, 2020 in conjunction with the Merger and will be eligible for normal cycle grants beginning in 2021. Consequently, their non-equity targets in 2020 were one half of a full fiscal year.

Outstanding Equity Awards at Fiscal 2020 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2020.

Name	Option Awards						Stock Awards
	Options Unexercised and Exercisable		Options Unexercised and Unexerciseable		Option Exercise Price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bradley L. Soultz	204,249	(2)	204,249	(2)	$23.17	March 20, 2028	304,789(3)	$7,061,961	287,241	$6,655,374
Kelly Williams	—		—		—	N/A	228,659	$5,298,029	—	$—
Timothy D. Boswell	62,845	(2)	62,845	(2)	$23.17	March 20, 2028	115,820(4)	$2,683,549	122,624	$2,841,198
Hezron Timothy Lopez	—		—		—	N/A	18,836	$436,430	27,954	$647,694
Christopher Miner	—		—		—	N/A	6,479	$150,118	9,718	$225,166
Sally J. Shanks	—		—		—	N/A	25,154	$582,818	10,886	$252,229
Options were granted to Bradley Soultz and Timothy Boswell on March 20, 2018.

(1) Market value was calculated based upon the closing price of the Company’s shares of Common Stock on Nasdaq of $23.17 on December 31, 2020, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock. The stock options vest in four equal installments on each of the first four anniversaries of the grant date.
(3) Consists of 138,530 Time-Based RSUs awarded on March 20, 2018, 75,706 Time-Based RSUs awarded on March 20, 2019, 52,443 Time-Based RSUs awarded on March 5, 2020, and 38,110 Time-Based RSUs awarded on July 2, 2020, in each case that remained unvested as of December 31, 2020. Each RSU represents a contingent right to receive upon vesting one share of Common Stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.
(4) Consists of 42,625 Time-Based RSUs awarded on March 20, 2018 and 25,663 Time-Based RSUs awarded on March 20, 2019, 17,044 Time-Based RSUs awarded on March 5, 2020, and 30,448 Time-Based RSUs awarded on July 2, 2020 in each case that remained unvested as of December 31, 2019. Each RSU represents a contingent right to receive upon vesting one share of Common Stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2020
The following table sets forth information concerning option exercises and restricted stock awards vested during 2020 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bradley L. Soultz	—	$—	94,500	$743,715
Kelly Williams	—	$—	—	$—
Timothy D. Boswell	—	$—	29,866	$235,045
Hezron Timothy Lopez	—	$—	—	$—
Christopher Miner	—	$—	—	$—
Sally J. Shanks	—	$—	5,729	$45,087
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers in each situation in the table below assuming that the termination of employment or change in control of our Company occurred at December 31, 2020, the last business day of our fiscal year, and that our Common Stock was valued at the closing market price as of December 31, 2020 of $23.17. The Pro rate bonus payout assumes full year exit maximum at December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.
Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name	Termination by Death ($)		Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)

Bradley L. Soultz
Severance	$850,000	(1)	$—	$1,912,500	$2,868,750
Pro Rata Bonus	1,224,422		1,224,422	1,224,422	1,224,422
Vesting of Stock Options	1,954,663		1,954,663	—	1,954,663
Vesting of Restricted Stock Units(2)	13,717,335		13,717,335	2,207,522	13,717,335
Insurance	—		22,038	22,038	33,057
Total	$17,746,420		$16,918,458	$5,366,482	$19,798,227

Name	Termination by Death ($)		Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)
Kelly Williams
Severance	$—		$—	$2,100,000	$2,100,000
Pro Rata Bonus	438,734		438,734	—	—
Vesting of Stock Options	—		—	—	—
Vesting of Restricted Stock Units(2)	5,298,029		5,298,029	5,298,029	5,298,029
Insurance	21,939		21,939	43,878	43,878
Total	$5,758,702		$5,758,702	$7,441,907	$7,441,907

Timothy D. Boswell
Severance	$525,000	(1)	$—	$1,181,250	$1,443,750
Pro Rata Bonus	494,817		494,817	494,817	494,817
Vesting of Stock Options	601,427		601,427	—	601,427
Vesting of Restricted Stock Units(2)	5,524,747		5,524,747	1,766,017	5,524,747
Insurance	—		21,352	32,028	42,704
Total	$7,145,991		$6,642,343	$3,474,112	$8,107,445

Hezron Timothy Lopez
Severance	$425,000	(1)	$—	$743,750	$1,115,625
Pro Rata Bonus	367,326		367,326	367,326	367,326
Vesting of Stock Options	—		—	—	—
Vesting of Restricted Stock Units(2)	1,079,490		1,079,490	375,284	1,079,490
Insurance	—		21,950	21,950	32,925
Total	$1,871,816		$1,468,766	$1,508,310	$2,595,366

Christopher Miner
Severance	$450,000		$—	$1,575,000	$1,181,250
Pro Rata Bonus	212,152		212,152	212,152	212,152
Vesting of Stock Options	—		—	—	—
Vesting of Restricted Stock Units(2)	375,284		375,284	375,284	375,284
Insurance	—		32,491	32,491	43,321
Total	$1,037,436		$619,927	$2,194,927	$1,812,007

Name	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)

Sally J. Shanks
Severance(3)	$—	$—	$240,075	$290,075	(4)
Pro Rata Bonus	—	—	147,553	147,533
Vesting of Stock Options	—	—	—	—
Vesting of Restricted Stock Units(2)	835,047	835,047	—	835,047
Insurance	—	—	1,281	1,281
Total	$835,047	$835,047	$388,909	$1,273,936

(1) 1x salary minus Company paid life insurance (maximum death benefit of $500,000)
(2) Includes performance based RSU's at target performance.
(3) Only payable in the case of Termination by Company without Cause (with or without a Change in Control)
(4) Ms. Shanks Offer Letter, as amended, provides for $50,000 upon the closing of a transaction that results in a Change of Control of WillScot Corporation, regardless if accompanied by employment termination.

Employment Agreement Provisions Relating to Termination of Employment or Change in Control
As discussed above under “Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements,” we have entered into employment agreements or offer letters with each of our current named executive officers. Those agreements or offer letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or offer letters relating to termination of employment is below.
Bradley L. Soultz, Chief Executive Officer
The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger Date (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Kelly Williams, President and Chief Operating Officer
The Williams Agreement provides that in the event of a termination of employment without Cause (as defined in the Williams Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Williams Agreement), in addition to Accrued Compensation (as defined in the Williams Agreement), Mr. Williams will be entitled to receive (i) two times the sum of his base salary at the highest rate in effect at any time within the 90-day period prior to and ending on the date the notice of termination is given (or the date of the Change of Control (as defined in the Williams Agreement) if such termination is within the year following a Change of Control) plus the Payment Amount (defined in the Williams Agreement as 100% of his base salary in effect during the year in which termination occurs), (ii) certain health insurance amounts for a period of 12 months (or 24 months if such termination occurs within the year following the Merger or a Change of Control), and (iii) full vesting of any equity-based awards, subject to performance targets and goals, as applicable. The Williams Agreement provides that in the event of a Change in Control any outstanding equity awards will immediately vest in full with any performance targets and goals deemed satisfied at target level of performance.
Timothy D. Boswell, Chief Financial Officer
The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment during the 30-month period following the Merger or the 12-month period after any subsequent change in control, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 24 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Boswell's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Boswell is also eligible for certain additional relocation benefits.
Hezron Timothy Lopez, Chief Human Resources Officer
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target bonus for the year of termination, (iv) continued vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Lopez’ employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Lopez is also eligible for certain additional relocation benefits.
Christopher Miner, Chief Legal Officer and Secretary
The Miner Agreement provides that in the event of a termination of employment without Cause (as defined in the Miner Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Miner Agreement), in addition to Accrued Benefits (as defined in the Miner Agreement), Mr. Miner will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months or 24 months if such termination occurs within one year following the Merger, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination or two times such target annual bonus if such termination occurs within one year following the Merger, (iv) full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, and (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months. Mr. Miner will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12 month period after a Change in Control (as defined in the Miner Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Chief Accounting Officer and Treasurer
Under Ms. Shanks’s offer letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP awards. Ms. Shanks will also be eligible for health benefits continuation for up to one year. Upon a change in control, Ms. Shanks will receive a payment of $50,000.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP, which resulted from an amendment and restatement of our 2017 Incentive Award Plan. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue on an on-going basis a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
2020 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2020:
•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $55,652;
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $6,133,401; and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 110:1.
In determining the median employee for 2020, we used our employee population as of December 31, 2020 and, in accordance with SEC rules, excluded (i) the CEO and (ii) 105 employees from Mexico, representing in aggregate less than 5% of our employee base, to arrive at the median employee consideration pool. We then measured compensation for this population based on gross wages for the period January 1, 2020 to December 31, 2020. We also annualized gross wages for those employees who were not employed for the full January 1, 2020 to December 31, 2020 period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2020.
We calculated 2020 annual total compensation for our median employee using the same methodology that we use to determine our CEOs’ annual total compensation for the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Equity Compensation Plan Information
In 2020, our stockholders approved the LTIP in connection with the Merger. The LTIP is administered by the Compensation Committee. Under the LTIP, the Compensation Committee may grant an aggregate of 6,488,988 shares of Common Stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock units, performance compensation awards and stock bonus awards.

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column

Equity compensation plans approved by WillScot stockholders	2,043,695	$13.83	4,422,773
Equity compensation plans not approved by WillScot stockholders	—	$—	—
Totals	2,043,695	$13.83	4,422,773
The number of shares of Common Stock reported in Column (a) exclude grants that were forfeited on or before December 31, 2020, as forfeited grants are available for reissuance under the LTIP. For additional information on the awards outstanding under the plan, see Note 17 of our 2020 audited financial statements in our 2020 Annual Report.

PROPOSAL 4 – APPROVE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO DECLASSIFY THE BOARD OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
The Board seeks your approval to amend the Company’s A&R Charter to declassify the Board
C	Voting Recommendation: FOR the approval of the amendments to the Company’s A&R Charter to declassify the Board

Background
Our A&R Charter currently provides that the Board of Directors shall be divided into three classes, with each class to consist, as nearly as may be possible, of one-third of the total number of directors. The classification of the Board of Directors results in staggered elections, with a different class of directors standing for election every third year at the Company’s Annual Meeting. After careful consideration, the Board of Directors approved, declared advisable, and recommended that our stockholders approve at the Annual Meeting amendments to the A&R Charter to declassify the Board of Directors.

Rationale for the Declassification of Our Board of Directors
The Board of Directors took into consideration arguments in favor of and against continuation of the classified board structure and determined that it is in the best interests of the Company and its stockholders to declassify the Board of Directors. The Board of Directors considered the advantages of maintaining the classified board structure in light of our current circumstances, including that a classified board structure enhances the continuity and stability of the Board of Directors and helps our Company attract and retain committed directors who are able to develop a deeper knowledge of our business and the environment in which we operate and focus on long-term strategies. A classified board structure also provides protection against certain abusive takeover tactics and more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the Board of Directors in a single year. While the Board of Directors continues to believe that these are important considerations, the Board of Directors also considered potential advantages of declassification in light of our current circumstances, including the ability of stockholders to evaluate directors annually. A structure which requires annual elections for the entire Board of Directors is perceived by some institutional stockholders as increasing the accountability of directors to all stockholders. After carefully weighing all of these considerations, the Board of Directors approved and deemed advisable the proposed amendments to the A&R Charter set forth below and recommended that the stockholders adopt such amendments by voting in favor of this proposal.
Proposed Amendments
The proposed amendments to the Company’s A&R Charter that would phase out the classified board structure and provide for the annual election of all directors beginning at the 2024 Annual Meeting. The general description of the amendments set forth below is a summary only and is qualified in its entirety by, and subject to, the full text of the proposed amendments, which is attached as Annex A to this proxy statement.
To preserve a fundamental point of negotiation between WillScot Corporation and Mobile Mini with respect to the structure and composition of the Board of Directors following the Merger and to allow all directors appointed in connection with the Merger to serve at least one full three-year term, the classified board will be phased out and the annual election of all directors will commence with the 2024 Annual Meeting under the proposed amendments. Accordingly, Class II directors elected at the 2022 Annual Meeting would serve a two-year term and Class III directors elected at the 2023 Annual Meeting would serve a one-year term, with each such term expiring at the 2024 Annual Meeting. Beginning with the 2024 Annual Meeting, all directors elected to the Board of Directors would serve a one-year term and would stand for election at each subsequent Annual Meeting. After the 2024 Annual Meeting, directors appointed to fill any newly created directorships resulting from an increase in the number of directors or any vacancies on the Board of Directors would serve until the next Annual Meeting. The table below summarizes the implementation of the declassification of the Board of Directors pursuant to the proposed amendments:

Annual Meeting Year	Length of Term for Directors Elected	Year such Term Would Expire
2021	3 years	2024
2022	2 years	2024
2023	1 year	2024
2024 and after	1 year	Full Board Elected Annually
Under Delaware law, directors of companies that have a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise, and directors of companies that do not have a classified board may be removed with or without cause. Therefore, if the proposed amendments to the A&R Charter are approved by our stockholders, upon the effectiveness of the amendments, each director may be removed with or without cause from and after the 2024 Annual Meeting.
Amendments to Our Amended and Restated Bylaws
The Board of Directors has also approved conforming amendments to Section 2.1(b) of the A&R Bylaws of the Company, relating to the Company’s current classified board structure and election of directors, to implement the declassification of the Board of Directors. The full text of the proposed amendments to the A&R Bylaws is attached as Annex B to this proxy statement. Stockholders are not being asked to vote on those proposed amendments to the A&R Bylaws. However, amendments to the A&R Bylaws will not take effect unless stockholders approve the proposed declassification amendments to the A&R Charter and until the filing and effectiveness of a Certificate of Amendment setting forth the proposed amendments with the Delaware Secretary of State.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the then outstanding shares of common stock is required to adopt the proposed amendments. Accordingly, abstentions and broker non-votes will have the same effect as votes against the proposal. If the stockholders approve the proposed amendments, the amendments to the A&R charter will become effective upon the filing of a Certificate of Amendment to the A&R Charter setting forth the proposed amendments with the Delaware Secretary of State, which the Company expects to file promptly after the Annual Meeting. If the proposed amendments are not approved, the Board of Directors will remain classified.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 15, 2021 by each person who is the beneficial owner of more than 5% of our Common Stock; each of our executive officers and directors; and all of our executive officers and directors as a group. The beneficial ownership of our Common Stock is based on 226,646,922 shares of our Common Stock issued and outstanding as of March 15, 2021.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, or director have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2)	557,470	*
Kelly Williams(2)	114,000	*
Timothy D. Boswell(2)	177,651	*
Hezron T. Lopez(2)	1,688	*
Christopher J. Miner(2)	364,615	*
Sally J. Shanks(2)	13,164	*
Erik Olsson	1,972,499	*
Gerard E. Holthaus(3)	391,142	*
Gary Lindsay	—	—
Stephen Robertson(4)(9)(10)	44,838,058	19.78%
Mark S. Bartlett(5)	109,925	*
Jeff Sagansky(6)	3,511,843	1.55%
Sara R. Dial	46,178	*
Jeffrey S. Goble	59,309	*
Kimberly J. McWaters	46,178	*
Michael W. Upchurch	15,389	*
All executive officers and directors as a group	52,219,109	23.04%

Five Percent Holders
Blackrock, Inc(7)	12,933,120	5.71%
The Vanguard Group(8)	14,416,316	6.36%
Sapphire Holding S.à.r.l.(9)(10)	44,738,058	19.74%
(*) Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
(2) Does not include any unvested stock options, Performance-Based RSUs or Time-Based RSUs granted under the Plan, all of which are subject to forfeiture.
Mr. Soultz holds 156,598 shares of Common Stock, 306,373 vested stock options, 102,125 unvested stock options, 94,499 vested Time-Based RSUs, 171,575 unvested Time-Based RSUs and 364,447 unvested Performance-Based RSUs.
Mr. Williams holds 114,000 shares of Common Stock, 254,394 unvested Time-Based RSUs and 38,603 unvested Performance-Based RSUs.
Mr. Boswell holds 53,517 shares of Common Stock, 94,268 vested stock options, 31,423 unvested stock options, 29,866 vested Time-Based RSUs, 66,074 unvested Time-Based RSUs and 153,506 unvested Performance-Based RSUs.

Mr. Lopez holds 1,688 shares of Common Stock, 24,421 unvested Time-Based RSUs and 54,425 unvested Performance-Based RSUs.
Mr. Miner holds 108,709 shares of Common Stock, 255,906 vested stock options, 15,303 unvested Time-Based RSUs and 22,953 unvested Performance-Based RSUs.
Ms. Shanks holds 7,435 shares of Common Stock, 5,729 vested Time-Based RSUs, 13,857 unvested Time-Based RSUs and 21,916 unvested Performance-Based RSUs.
Each stock option represents the right upon vesting to buy one share of Common Stock for $13.60 per share, and the stock options vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018). Each Performance-Based RSU and Time-Based RSU represents a contingent right to receive upon vesting one share of our Common Stock or its cash equivalent. Time-Based RSUs vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018, March 21, 2019, March 5, 2020 and March 3, 2021, respectively), and Performance-Based RSUs vest on the third anniversary of the grant date (March 21, 2019, March 5, 2020 and March 3, 2021, respectively). Performance-Based RSUs granted prior to March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the Russell 3000 Index at the grant date over the performance of three years. Performance-Based RSUs granted after March 1, 2021 vest based on the achievement of the TSR of the Company’s Common Stock as compared to the TSR of the constituents of the S&P Mid Cap 400 Index at the grant date over the performance of three years.
(3) Includes 23,404 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Holthaus in June 2019 as part of our annual non-executive director compensation program.
(4) TDR Capital manages TDR Capital II Holdings L.P. (“TDR Capital II”), the investment fund which is the ultimate beneficial owner of Sapphire. TDR Capital controls all of TDR Capital II’s voting rights in respect of its investments and no one else has equivalent control over the investments. TDR Capital II’s investors are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in the fund. TDR Capital is run by its board and investment committee which consists of the partners of the firm. Mr. Robertson may be deemed to beneficially own the securities held by Sapphire through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at the TDR Capital II, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, except to the extent of his pecuniary interests in the funds owned or managed by TDR Capital. The reported number also includes 100,000 shares of Common Stock held directly by Mr. Robertson.
(5) Includes 8,511 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Bartlett in May 2020 as part of our annual non-executive director compensation program.
(6) Includes 8,511 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Sagansky in May 2020 as part of our annual non-executive director compensation program, 1,563,332 shares held directly by Mr. Sagansky, and 1,940,000 shares underlying 3,880,000 warrants held by Mr. Sagansky.
(7) According to a Schedule 13G filed February 2, 2021 on behalf of Blackrock, Inc. Blackrock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 12,450,743 shares and sole dispositive power with respect to 12,933,120 shares. The business address of this stockholder is 55 East 52nd Street, New York, NY 10055.
(8) According to a Schedule 13G filed February 20, 2021 on behalf of The Vanguard Group. The Vanguard Group has beneficial ownership over the shares reported. The Vanguard Group has shared voting power with respect to 238,451 shares, and sole and shared dispositive power with respect to 14,048,810 shares and 367,506 shares, respectively. The business address of this stockholder is 100 Vanguard Blvd., Malvern, PA 19355.
(9) According to a Schedule 13D/A filed with the SEC on March 9, 2021 on behalf of Sapphire, TDR Capital II, TDR Capital, Manjit Dale, and Mr. Robertson (the “TDR Group”), the TDR Group has beneficial ownership over the reported shares. TDR Capital II is the sole equity holder of Sapphire, TDR Capital manages TDR Capital II, and Messrs. Dale and Robertson are the founding partners of TDR Capital. The shares reported include (a) 42,296,036 shares of Common Stock, (b) 17,022 unvested restricted shares of Common Stock that are subject to forfeiture, which were issued to Messrs. Robertson and Lindsay as part of our annual non-executive director compensation program and subsequently transferred to Sapphire, and (c) 2,425,000 shares of Common Stock issuable upon exercise of the 4,850,000 unexercised warrants held by Sapphire. The mailing address of this stockholder is c/o TDR Capital, 20 Bentinck Street, London, UK W1U 2EU.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2022 Annual Meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received at the office of the Corporate Secretary on or before January 24, 2021
•If the proposal is not to be included in the proxy statement, the proposal must be received at the office of the Corporate Secretary no earlier than February 11, 2022, and no later than March 13, 2022

•Director nominations must be received at the office of the Corporate Secretary no earlier than February 11, 2022, and no later than March 13, 2022
Currently, we expect our 2022 Annual Meeting to be no greater than 30 days before and no greater than 60 days after the anniversary date of the 2021 Annual Meeting. Accordingly, for our 2022 Annual Meeting, assuming that we do not issue a public announcement changing the date of the meeting, notice of a nomination or proposal must be delivered to us no later than the dates listed above. In each case, your proposal or nomination must be delivered in the manner and accompanied by the information required in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. Please also fax a copy of your request to us at (602)244-9809.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such forms. Based on our review of the forms we have received, or written representations from reporting persons, we believe that, during 2020, each of our executive officers and directors complied with all such filing requirements, except that Messrs Soultz, Boswell, and Lopez and Ms. Shanks each filed a late Form 4 in March 2020 reporting a grant of RSUs.

ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2020, including our audited financial statements for the year ended December 31, 2020, as filed with the SEC on February 26, 2021 (as such report may be amended from time to time, the “2020 Annual Report”), was delivered or made available with this proxy statement. The 2020 Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 12, 2021 a copy of our 2020 Annual Report. Written requests should be directed to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this proxy statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this proxy statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.
When and where will the Company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 11, 2021, at 9:00 a.m. Pacific Daylight Time.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2021. You will also be able to vote your shares electronically at the annual meeting.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company. In addition, due to COVID-19 concerns and the health of all stockholders, we believe a virtual meeting is the safest way to conduct this year’s annual meeting.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2021. You also will be able to vote your shares electronically at the annual meeting.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of March 19, 2021, there were 226,646,922 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if a majority of our shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chairman of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal, and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned, the holder is not present for quorum purposes.

What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal No. 1: Elect four Class I directors to the Board of Directors to serve until the 2024 annual meeting of stockholders or until their successors are elected and qualified	Each of the nominees for the four seats up for election will be elected as a director if he or she receives a majority of the votes cast. A "majority of the votes cast" means that the number of shares voted "FOR" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include votes "FOR" and "AGAINST" that director's election, in each case and exclude abstentions and broker non-votes with respect to that director's election.

The Board recommends a vote FOR the election of each nominee as a director.

Proposal No. 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2021
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2021 requires a majority of the votes cast on the proposal at the annual meeting to be voted “FOR” this proposal. Abstentions will not count as votes cast either “FOR” or “AGAINST” Proposal No. 2 and will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR the ratification of EY’s appointment.

Proposal No. 3: Approve or disapprove the compensation of the named executive officers
The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” Proposal No. 3 and will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

Proposal No. 4: Approve the amendments to our A&R Charter to declassify the Board	The approval of amendments to the A&R Charter to implement a declassified Board requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote on the matter. Abstentions and Broker non-votes will have the same effect as a vote “AGAINST” Proposal No. 4.

The Board recommends a vote FOR approval of the amendments to the A&R Charter to declassify the Board.
How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 12, 2021.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also vote by completing, signing and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU VOTE BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away, by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By voting by proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.
Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal No. 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2021, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. All proposals, other than Proposal No. 2, are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting by ballot. Attending the annual meeting via webcast will not by itself revoke a proxy; you must submit a ballot and vote your shares at the annual meeting.

•Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We will pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting.

How do I attend the annual meeting?
Due to COVID-19, among other safety concerns, this year’s annual meeting will only be conducted virtually. Please refer to the above-captioned section entitled “Why a virtual meeting?” for more information.

Annex A

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
WILLSCOT MOBILE MINI HOLDINGS CORP.

WillScot Mobile Mini Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as follows:
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
Paragraph 2 of Article VII thereof shall read in its entirety as follows:
2. Number; Term; Election; Qualification. The number of directors that constitutes the Board shall be fixed from time to time by resolution of the Board in accordance with the Bylaws, and shall consist of not less than three or more than thirteen directors. Prior to the 2024 annual meeting of stockholders, the Board shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, respectively. At the 2022 annual meeting of stockholders, the term of office of the Class II directors shall expire and successors to the Class II directors shall be elected for a term expiring at the 2024 annual meeting of stockholders. At the 2023 annual meeting of stockholders, the term of office of the Class III directors shall expire and successors to the Class III directors shall be elected for a term expiring at the 2024 annual meeting of stockholder. At the 2024 annual meeting of stockholders, the term of office of the Class I directors shall expire. From and after the election of directors at the 2024 annual meeting of stockholders, the Board shall cease to be classified and each director at the 2024 annual meeting of stockholders (and at each succeeding annual meeting of stockholders) shall hold office for a term expiring at the next annual meeting of stockholders held after such director’s election. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
Paragraph 3 of Article VII thereof shall read in its entirety as follow:
“3. Vacancies. Subject to the rights of the holders of any series of Preferred Stock, (x) any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board and not by the stockholders and (y) newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office, even though less than a quorum of the Board and not by the stockholders. Any director elected in accordance with this Article VII shall hold office (i) in the event of a new directorship created or vacancy occurring prior to the 2024 annual meeting of stockholders, for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and (ii) in the event of a new directorship created or vacancy occurring after the 2024 annual meeting of stockholders, until the next annual meeting of stockholders and, in each case, until such director’s successor shall have been elected and qualified.”
SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

A-1

Annex B

AMENDMENT TO THE
AMENDED AND RESTATED BY-LAWS OF
WILLSCOT MOBILE MINI HOLDINGS CORP.

By-Law Amendment if Proposal No. 4 is Approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal No. 4 at the 2021 Annual Meeting, the Board of Directors approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”) that, effective immediately following the effectiveness of the filing of the certificate of amendment to the Amended and Restated Certificate of Incorporation of the Company with the Delaware Secretary of State, Section 2.11(b) of the Bylaws be deleted and amended and restated in its entirety as follows:
“(b) The Directors shall be elected in accordance with the Company’s Amended and Restated Certificate of Incorporation.”
B-1

WILLSCOT ▪ MOBILE MINI
HOLDINGS CORP

WILLSCOT | mobile mini SOLUTIONS

WILLSCOT MOBILE MINI HOLDINGS CORP.
4646 E. VAN BUREN ST.
SUITE 400
PHOENIX, AZ 85008

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2021 for shares held directly and by 11:59 P.M. ET on June 8, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WSC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2021 for shares held directly and by 11:59 P.M. ET on June 8, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53682-P53351 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLSCOT MOBILE MINI HOLDINGS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING FOUR NOMINEES.

	For	Against	Abstain
1. The election as directors of all nominees listed (except as marked to the contrary below) to serve a three-year term.			
1a. Ms. Sara R. Dial	☐	☐	☐
1b. Mr. Gerard E. Holthaus	☐	☐	☐
1c. Mr. Gary Lindsay	☐	☐	☐
1d. Ms. Kimberly J. McWaters	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Mobile Mini Holdings Corp. for the fiscal year ending December 31, 2021.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
3. To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Mobile Mini Holdings Corp.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

	For	Against	Abstain
4. To approve amendments to the Amended and Restated Certificate of Incorporation of WillScot Mobile Mini Holdings Corp. to declassify the Board of Directors.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

C-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on 10-K are available at www.proxyvote.com.

D53683-P53351

WILLSCOT MOBILE MINI HOLDINGS CORP.
Annual Meeting of Stockholders
June 11, 2021 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Miner, Hezron T. Lopez, Bradley L. Soultz and Timothy D. Boswell, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WILLSCOT MOBILE MINI HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 11, 2021, via live webcast at www.virtualshareholdermeeting.com/WSC2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

C-2